     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997

                                                  REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DYNAMIC INTERNATIONAL, LTD.
                        (NAME OF ISSUER IN ITS CHARTER)

             NEVADA                       5099                                        93-1215401
  (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR             CLASSIFICATION CODE)           IDENTIFICATION NUMBER)
          ORGANIZATION)
        58 SECOND AVENUE                                           MARTON GROSSMAN, PRESIDENT
    BROOKLYN, NEW YORK 11215                                            58 SECOND AVENUE
          718-369-4160                                              BROOKLYN, NEW YORK 11215
 (ADDRESS AND TELEPHONE NUMBER                                            718-469-3160
   OF REGISTRANT'S PRINCIPAL                                      (NAME, ADDRESS AND TELEPHONE
           EXECUTIVE                                              NUMBER OF AGENT FOR SERVICE)
 OFFICES AND PRINCIPAL PLACE OF
           BUSINESS)

                            ------------------------

                                   Copies to:

   RICHARD F. HOROWITZ, ESQ.                                           ELIAS LAUER, ESQ.
    LOUIS A. BRILLEMAN, ESQ.                                           292 Madison Avenue
 Heller, Horowitz & Feit, P.C.                                      New York, New York 10017
       292 Madison Avenue                                           Telephone: 212-697-3330
    New York, New York 10017
   Telephone: (212) 685-7600

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

     As soon as practicable after the effective date of the registration statement

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                                           PROPOSED
                                                           PROPOSED        MAXIMUM
                                                           MAXIMUM        AGGREGATE
        TITLE OF EACH CLASS OF              AMOUNT      OFFERING PRICE     OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED      TO BE REGISTERED   PER SECURITY     PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Units, each consisting of one share of
  Common Stock and two Warrants (2)....    1,380,000        $5.00         $6,900,000      $2,090.91
-------------------------------------------------------------------------------------------------------
Common Stock underlying A
  Warrants(3)..........................    1,380,000        $6.00         $8,280,000      $2,509.09
-------------------------------------------------------------------------------------------------------
Common Stock underlying B
  Warrants(3)..........................    1,380,000        $10.00       $13,800,000      $4,181.82
-------------------------------------------------------------------------------------------------------
Underwriter's Warrants(3)..............     120,000         $0.001           $120           $0.04
-------------------------------------------------------------------------------------------------------
Units included in Underwriter's
  Warrants.............................     120,000         $8.25          $990,000        $300.00
-------------------------------------------------------------------------------------------------------
Common Stock underlying A Warrants(3)
  included in the Underwriter's
  Warrants.............................     120,000         $9.90         $1,188,000       $360.00
-------------------------------------------------------------------------------------------------------
Common Stock underlying B Warrants(3)
  included in the Underwriter's
  Warrants.............................     120,000         $16.50        $1,980,000       $600.00
-------------------------------------------------------------------------------------------------------
Total..................................                                  $33,138,120      $10,041.86
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 under the Securities Act of 1933.

(2) Includes up to 180,000 Units which may be purchased by the Underwriter to cover over-allotments, if any.

(3) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may be issuable by virtue of the anti-dilution provisions in the Warrants.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          DYNAMIC INTERNATIONAL, LTD.

     Cross Reference Sheet Showing Location in Prospectus of Information Required Therein by Items 1 through 12 of Form S-1

                  REGISTRATION STATEMENT                        PROSPECTUS CAPTION
                     ITEM AND HEADING                              OR LOCATION
        ------------------------------------------  ------------------------------------------
   1.   Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus....  Outside Front Cover Page
   2.   Inside Front and Outside Back Cover Pages
        of Prospectus.............................  Inside Front and Outside Back Cover
                                                    Pages of Prospectus
   3.   Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges........  Prospectus Summary, Risk Factors
   4.   Use of Proceeds...........................  Use of Proceeds
   5.   Determination of Offering Price...........  Cover Page, Risk Factors, Underwriting
   6.   Dilution..................................  Dilution
   7.   Selling Security Holders..................  Not Applicable
   8.   Plan of Distribution......................  Underwriting
   9.   Description of Securities to be
        Registered................................  Description of Securities
  10.   Interests of Named Experts and Counsel....  Legal Matters; Experts
  11.   Information With Respect to Registrant....  Business; Selected Financial Data;
                                                    Management Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
  12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...............................  Disclosure of Commission Position on
                                                    Indemnification for Securities Act
                                                    Liabilities

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                   SUBJECT TO COMPLETION DATED APRIL 18, 1997
                            ------------------------
                          DYNAMIC INTERNATIONAL, LTD.
                            ------------------------
                                1,200,000 UNITS
                  EACH CONSISTING OF ONE SHARE OF COMMON STOCK
                       ONE CLASS A REDEEMABLE WARRANT AND
                         ONE CLASS B REDEEMABLE WARRANT
     Dynamic International, Ltd., a Nevada corporation (the "Company"), hereby offers 1,200,000 units ("Units"), each Unit consisting of one share of Common Stock, $.001 par value (the "Common Stock"), one redeemable Class A Warrant (the "Class A Warrants) and one redeemable Class B Warrant (the Class B Warrants, together with the Class A Warrants, the "Warrants") at a price of $5.00 per Unit. The Units, the Common Stock and the Warrants are herein sometimes referred to as the "Securities." The Common Stock and the Warrants will be separately
tradable commencing        [90 days after the effective date], or earlier at the
sole discretion of Patterson Travis & Co., the underwriter for the offering (the "Underwriter") (the "Separation Date"). Each Class A Warrant entitles the holder to purchase one share of Common Stock at $6.00, commencing on the Separation Date until [18 months from the date of this Prospectus]. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $10.00, commencing on the Separation Date until [three years from the date of this Prospectus]. The A Warrants and the B Warrants are redeemable by the Company at $.01 per Warrant on thirty days' prior written notice at any time provided that the average closing bid price for the Common Stock is no less than $9.00 per share with respect to the A Warrants and $15.00 with respect to the B Warrants for any ten trading days within a period of 30 consecutive trading days as reported on the principal exchange or market on which the Common Stock is then traded. The Units, and, commencing on the Separation Date, the Common Stock and Warrants are expected to trade on the Nasdaq SmallCap Market ("Nasdaq") under the symbols DYNIU, DYNI and DYNIW, respectively. No assurance can be given that an active trading market will develop, or if developed, will be sustained. See "Description of Securities."
     Currently, no active public market exists for the Units, Common Stock or Warrants and there can be no assurance that such a market will develop after the completion of this offering. The offering price of the Units and the exercise price of the Warrants have been arbitrarily determined by the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, book value, results of operations or other generally accepted criteria of value.

   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS
              DESCRIBED HEREIN. SEE "RISK FACTORS" AND "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                    EXCHANGE
 COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS

     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
=========================================================================================================

                                                        PRICE TO        UNDERWRITING      PROCEEDS TO
                                                         PUBLIC         DISCOUNTS(1)        COMPANY
---------------------------------------------------------------------------------------------------------
Per Unit(2)........................................       $5.00            $0.50             $4.50
---------------------------------------------------------------------------------------------------------
Total..............................................     $6,000,000        $600,000         $5,400,000
=========================================================================================================

(1) Does not include additional compensation to the Underwriter in the form of
    (a) a non-accountable expense allowance of three percent of the gross proceeds of this offering and (b) warrants, purchasable at a nominal price, to acquire 120,000 Units at an initial exercise price of $8.25 per Unit (the "Underwriter's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to retain the Underwriter as a financial consultant for the three years following the closing of this offering for a fee of $20,000 payable at closing. See "Underwriting."

(2) For the purpose of covering over-allotments, if any, the Company has granted to the Underwriter an option, exercisable within forty five days of the date hereof, to purchase up to an additional 180,000 Units upon the same terms and conditions as the Securities offered hereby. If such over-allotment option is exercised in full, the Total Price to Public will be $6,900,000, the Total Underwriting Discount will be $690,000 and the Total Proceeds to the Company will be $6,210,000. See "Underwriting."

                             PATTERSON TRAVIS, INC.
                The date of the Prospectus is           , 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Securities are being offered on a "firm commitment" basis subject to receipt and acceptance of the Securities by the Underwriter, subject to approval of certain legal matters by its counsel and subject to prior sale. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made at the offices of the
Underwriter against payment therefor in New York on or about                ,
1997.

                             ADDITIONAL INFORMATION

     The Company has filed with the headquarters office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the Securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the Securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. This material can be found at http://www.sec.gov.

                               PROSPECTUS SUMMARY

     Prospective investors should read this Prospectus carefully before making any investment decision regarding the Company, and should pay particular attention to the information contained in this Prospectus under the heading "Risk Factors" and in the financial statements and related notes appearing elsewhere in this Prospectus. In addition, prospective investors should consult their own advisors in order to understand fully the consequences of an investment in the Company. Unless indicated otherwise, the information contained herein gives effect to a one for five reverse split of the Company's issued and
outstanding Common Stock that was completed in           1997 (the "Reverse
Stock Split"). The following summary does not purport to be complete and is qualified by the more detailed information appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Dynamic International, Ltd., a Nevada corporation ("DIL"), is engaged in the design, marketing and sale of a diverse line of hand exercise and light exercise equipment, including hand grips, running weights, jump ropes and aerobic steps and slides. It markets these products under the licensed trademarks SPALDING(R) and KATHY IRELAND(R) as well as under its own trademarked name SHAPE SHOP(R). In addition, it designs and markets sports bags and luggage, which are marketed primarily under the licensed name JEEP(R) and under its own names PROTECH(R) and SPORTS GEAR(R). The Company's objective is to become a designer and marketer of goods that are associated with a free-spirited lifestyle and leisure time.

     The Company is the successor to Dynamic Classics, Ltd., a Delaware corporation, incorporated in 1986 ("DCL," together with DIL, the "Company"), which was the successor to a New York company incorporated in 1964. In August 1996, DCL merged with and into DIL, which had been newly formed for the purpose of this merger. The objective of the merger was to change the Company's state of incorporation from Delaware to Nevada.

                             PLAN OF REORGANIZATION

     In 1994, the Company added a new line of products consisting primarily of treadmills and ski machines. Initially, the Company was successful in marketing these products. For the fiscal year ended April 30, 1995, sales of these products represented approximately 53% of the Company's gross sales. However, due to serious manufacturing defects and poor construction of the Company's products delivered by the Company's manufacturers, primarily located in the People's Republic of China, the Company was forced to allow substantial charge backs by its customers. Although, pursuant to a written agreement, the manufacturers acknowledged the defects and agreed to pay for returns and to provide replacement goods at no cost, they breached this agreement soon thereafter. The Company suffered severe losses from its venture into this line of business and in August 1995 was forced to seek protection from its creditors under Chapter 11 of the Bankruptcy Reform Act of 1978 (the "Bankruptcy Code").

     In May 1996, the Bankruptcy Court approved a plan of reorganization pursuant to which creditors would receive partial satisfaction of their claims. MG Holdings Corp. ("MG Holdings"), which had purchased a promissory note from the Company's principal lender, received 14,880,000 shares of Common Stock in full satisfaction of the promissory note. The number of shares issued to MG Holdings (which has not been adjusted for the reverse stock split) represented 93% of the issued and outstanding shares. As a result, MG Holdings acquired absolute control over the Company's affairs. MG Holdings is wholly-owned by Marton Grossman, the Company's Chairman and President. See "Principal Stockholders" and "Certain Relationships and Related Transactions." In addition, as part of the plan of reorganization, the Company, then known as DCL, merged into DIL, a newly formed Nevada corporation, for the purpose of changing its state of incorporation. See "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE OFFERING

Securities Offered............    1,200,000 Units, each consisting of one share of Common
                                  Stock, one Class A Warrant and one Class B Warrant(1)
Price Per Unit................    $5.00
Common Stock Outstanding          3,198,798 shares
  Before Offering.............
Common Stock Outstanding After    4,398,798 shares(2)
  Offering....................
Estimated Net Proceeds........    $5,100,000 ($5,890,000 if the over-allotment option is
                                  exercised in full), after deducting commissions and filing, printing, legal, accounting and miscellaneous expenses
                                  payable by the Company estimated at $900,000.
Use of Proceeds...............    To purchase inventory, debt repayment, advertising, marketing and for working capital. See "Use of Proceeds."
Proposed Nasdaq Symbols
  Units.......................    DYNIU
  Common Stock................    DYNI
  Warrants....................    DYNIW

---------------
(1) The A Warrants will be exercisable at $6.00 per share for a period of 18 months from the date of this Prospectus. The B Warrants will be exercisable at $10.00 per share for a period of three years from the date of this Prospectus. The Warrants will be redeemable at $.01 per Warrant upon the giving of thirty (30) days prior written notice provided that the price of the Common Stock has equaled or exceeded $9.00 with respect to the A Warrants and $15.00 with respect to the B Warrants for ten consecutive trading days within a period of 30 consecutive trading days.

(2) Assumes the Underwriter's over allotment option for 180,000 Units is not exercised. See "Underwriting." Excludes (i) up to 2,400,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of the Warrants included in the offering (ii) up to 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; (iii) up to 240,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants; (iv) up to an additional 540,000 shares of Common Stock (including 360,000 shares of Common Stock underlying warrants) issuable upon exercise of the Underwriter's over-allotment option; and (v) 2,000,000 shares of Common Stock issuable to Mr. Grossman, the Company's Chairman and President over a three year period, provided the Company meets certain earnings criteria. See "Description of Securities," "Underwriting" and "Management."

                         SUMMARY FINANCIAL INFORMATION

     Set forth below are selected financial data with respect to the Company for the nine months ended January 31, 1997 and the years ended April 30, 1996, 1995 and 1994. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. These data should be read in conjunction with the financial statements of the Company and the related notes included elsewhere herein. Effective August 8, 1996, the Company emerged as the surviving entity in a merger with DCL. The balance sheet of the combined entity was substantially similar to that of DCL immediately prior to the merger. As a consequence, the financial data of the Company for the reporting periods prior to July 31, 1996 consist of those of DCL.

                                                                          YEAR ENDED APRIL 30
                                            NINE MONTHS ENDED   ---------------------------------------
                                            JANUARY 31, 1997       1996          1995          1994
                                            -----------------   ----------   ------------   -----------
Net Sales................................      $ 8,376,861      $7,151,715   $ 32,533,097   $29,497,353
Income/(Loss) for period.................           83,303       6,945,299    (11,227,335)      244,308
Net Income (Loss) per Share..............              .03

  SELECTED BALANCE SHEET
           DATA:            JANUARY 31, 1997    AS ADJUSTED(1)
--------------------------- ----------------   -----------------
Working Capital
  (Deficit)................      (135,785)          4,964,215        (293,884)    (7,493,435)    3,094,821
Total Assets...............     4,938,224           8,738,224       4,253,396      6,414,185    16,677,772
Long term obligations,
  including capitalized
  lease obligations........         1,443               1,443          23,965        116,124       127,877

---------------
(1) Gives effect to the application of the net proceeds of this offering. Does not give effect to (i) up to 2,400,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of the Warrants included in the offering (ii) up to 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; (iii) up to 240,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants; (iv) up to an additional 540,000 shares of Common Stock (including 360,000 shares of Common Stock underlying warrants) issuable upon exercise of the Underwriter's over-allotment option; and (v) 2,000,000 shares of Common Stock issuable to Mr. Grossman, the Company's Chairman and President, over a three year period, provided the Company meets certain earnings criteria. See "Description of Securities," "Underwriting" and "Management."

                                  RISK FACTORS

     The purchase of the Securities offered hereby involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before subscribing for the Securities offered hereby, each prospective investor should consider carefully the general investment risks enumerated elsewhere in this Prospectus and the following risk factors, as well as the other information contained in this Prospectus.

     EMERGENCE FROM BANKRUPTCY. In August 1995, the Company was forced to seek protection from its creditors under Chapter 11 of the Bankruptcy Code. In May 1996, the Bankruptcy Court approved a plan of reorganization pursuant to which creditors would receive partial satisfaction of their claims. The Company believes that the losses that forced it into bankruptcy were caused by the manufacturing defects and poor construction of treadmills and rowing machines delivered to the Company by its manufacturers. As a result, the Company has abandoned the sale of these products. Nevertheless, there can be no assurance that the Company has accurately identified the precise source of its financial problems and that it has sufficiently addressed such problems. Any failure by the Company to adequately deal with its financial difficulties may lead to new problems that, as in the past, may have a material adverse impact on the condition and prospects of the Company. In addition, there can be no assurance that the Company will be able to fully recover from the bankruptcy proceedings and regain acceptance as a reputable company. Further, the Company's bankruptcy proceedings may hamper its ability to establish new relationships with commercial lenders and, as a result, complicate its efforts to obtain financings. See "Business -- Plan of Reorganization."

     SHIFTING CONSUMER PREFERENCES. The market for exercise and luggage products is impacted by short-term trends. Therefore, the business of designing, manufacturing and marketing such products is highly susceptible to fast changing consumer preferences. The Company's luggage business is greatly affected by demographic trends, frequent shifts in prevailing fashions and styles and retailer practices. The Company's success in this area is dependent on its ability to quickly and effectively initiate and/or respond to changes in market trends and other consumer preferences. The ongoing competitive nature of the luggage industry presents a continuous risk that new products may emerge and compete with the Company's existing luggage products.

     Similarly, the success of the Company's exercise products is mostly a product of the perceived needs by consumers to improve their health and fitness. In addition, the type of exercise equipment used by consumers may vary from time to time based on which part of the body is perceived by consumers to require the most exercise and how such consumers believe they may attain maximum results from their efforts to stay fit. Therefore, the Company's ability to market its exercise equipment will be dependent on its ability to anticipate consumers' perceived fitness needs.

     DEPENDENCE ON AFFILIATED PARTIES. Pursuant to an unwritten understanding with Achim Importing Co., Inc. ("Achim"), Achim makes its lines of credit available to the Company which will enable it to finance the purchases of its inventory from its overseas suppliers. Also, from time to time, Achim purchases products directly from the manufacturer and resells them to the Company without markup. Achim charges the Company interest on the unpaid balance of the purchases. As of April 30, 1996, the Company owed $2,129,893 in principal and interest under this arrangement. As of February 28, 1997, this sum had increased to $2,423,714. Achim is wholly owned by Mr. Marton Grossman, the Company's Chairman and President. If Achim were to terminate this arrangement for any reason, it would have a material adverse effect on the ability of the Company to purchase inventory and finance its operations. In addition, all of the Company's assets are subject to a lien in favor of MG Holding Corp., an entity that is wholly owned by Mr. Grossman ("MGH Corp."), to secure repayment of a promissory note in the principal amount of approximately $1,200,000. This sum represents debtor in possession financing advanced by MGH Corp. pursuant to an order by the Bankruptcy Court.

     In addition, the Company is party to a number of other agreements with affiliated parties. Specifically, the Company is party to an agreement pursuant to which the Company pays Achim a fee to perform a great number of administrative functions on behalf of the Company. Further, the Company's offices and warehouse are made available to it by Sym Holding, which is controlled by Isaac Grossman, the Company's Vice Chairman, Treasurer and Secretary, on an at will basis.

     CONSUMER ACCEPTANCE OF THE COMPANY'S PRODUCTS. The Company's revenues are substantially dependent on its luggage products. The marketing success of those products depends, among other things, upon rapidly changing consumer acceptance, which is difficult to predict and over which the Company has little, if any, control. In addition, the upscale market for luggage products is dominated by name brands and fashion designers with wide name recognition and consumer acceptance. As a result, the Company's ability to market its products and effectively compete is mostly dependent on its ability to anticipate consumer preferences and design luggage products that will appeal to its customers. Although the Company believes that it has the ability and experience to recognize potentially valuable products and to gauge trends in the luggage business, no assurance can be given that the Company will at all times be able to make accurate predictions as to the preference of its customers.

     RELIANCE ON LICENSES. The market for exercise equipment is dominated by a number of well known name brands. Although the Company believes that its license with respect to the trademarks SPALDING and KATHY IRELAND provides it with some of the most prominent names in exercise equipment, the Company's success in marketing its exercise products will be greatly dependent on its continuing right to use these trademarks as well as its ability to secure additional licenses. Any interruption in the Company's rights to use certain trademarks, including SPALDING and KATHY IRELAND, may have a materially adverse impact on the Company's revenues. See "Business -- Intellectual Property -- License Agreements."

     DEPENDENCE ON FOREIGN SUPPLIERS. Approximately 72% of the Company's products are manufactured overseas, notably in the Far East. The Company's arrangements with foreign suppliers are subject to the risks of doing business abroad, including currency fluctuations and revaluations, restrictions on the transfer of funds and, in certain parts of the world, political instability, changes in import duties and quotas, disruptions or delays in shipments and transportation and labor disputes. The Company is also exposed to risks associated with changes in the laws and policies that govern foreign investment in countries where it acquires inventory and, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. While the Company believes that alternative sources of supply are available, any serious disruptions could materially impair the Company's ability to deliver exercise and luggage products in a timely manner. See "Business -- Products."

     SEASONALITY. The Company's business is highly seasonal with higher sales typically in the second and third quarters of the fiscal year as a result of shipments of exercise equipment and luggage/sports bags related to the holiday season. Although the Company does not believe that the effects of seasonality have had a material impact on the Company to date, seasonality of the business requires advance planning and other special preparations to fully benefit from a short period during which most of the Company's revenues are generated. If the Company fails to generate sufficient revenues during this period, this may have a material adverse impact on the Company's business. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

     POTENTIAL NEED FOR ADDITIONAL FINANCING. Significant additional funding may be required following this offering in order for the Company to further expand the marketing of its products. Therefore, the Company will likely be required to raise additional funds through alternative financing methods. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to the Company.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company depends in part upon the successful performance of the Company's Chief Executive Officer and Chairman, who is 66 years old, for the continued marketing and operation of the Company. Although the Company has employed, and will likely employ in the future, additional qualified employees, if Mr. Marton Grossman fails to perform his duties for any reason, the ability of the Company to market, operate and support its products may be adversely affected. The Company is currently investigating the possibility of obtaining key-man life insurance on the life of Mr. Grossman. See "Management."

     COMPETITION. Although the Company believes that the products it sells are unique in several ways, there are other companies that have similar products, many of which companies have substantially greater financial and other resources than the Company. Moreover, there can be no assurance that there are no products that would compete effectively with the Company's proposed products or that other companies, many of which have financial resources, marketing staffs and facilities greater than those of the Company, are not currently developing, or in the future will not develop, products that may have advantages over the Company's proposed products or that may undercut what the Company believes are the advantages of the Company's products. See "Business -- Competition."

     DEPENDENCE ON PRINCIPAL CUSTOMERS. For the year ended April 30, 1996, three of the Company's customers accounted for approximately 19% 18% and 14%, respectively, of the Company's sales. Although the Company hopes to diversify its customer base in the future, any significant decline in sales to the Company's principal customers could have a material adverse effect on the Company. See "Business."

     NEED TO INCREASE MARKETING CAPABILITY. In order to achieve continued growth following the offering, the Company will need to expand its marketing and sales and develop a network of marketing and sales representatives. There can be no assurance that the Company will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will not exceed any product revenues, or that the Company's direct sales and marketing efforts will be successful. Alternatively, the Company may enter into co-marketing or other licensing arrangements. To enter into co-marketing or other licensing arrangements, the Company must establish and maintain corporate relationships. There can be no assurance that such corporate relationships can be established or maintained on terms acceptable to the Company, if at all. To the extent the Company enters into co-marketing or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful. Although the Company believes that future corporate partners, if any, will have an economic motivation to commercialize any such products, the Company may not have any direct control over such partners' commercialization efforts. See "Business."

     LIMITED LIABILITY INSURANCE. The marketing and sale of the Company's products entails a risk of product liability claims and claims of omission by consumers and others. The Company has a general policy of disclaiming liability arising from its products. The Company also maintains liability insurance covering these areas. Nevertheless, in the event of a successful liability claim against the Company, there can be no assurance that the current insurance coverage will be adequate. Any successful liability claim that exceeds the Company's insurance coverage could have a material adverse effect on the Company.

     DILUTION; CHEAP STOCK. Purchasers of the Units offered hereby will experience immediate and substantial dilution in the net tangible book value of shares of Common Stock (including the shares underlying the Warrants) included in the Units in that the net tangible book value of such shares will be substantially less than the offering price per share of such shares. Specifically, the investors in this offering will experience immediate dilution of $3.83 per share of Common Stock, or approximately 77% of the $5.00 offering price. In addition, since the current stockholders of the Company have acquired their respective equity interests at a cost substantially below the offering price, the public investors will bear most of the risk of loss. See "Dilution."

     VOTING CONTROL; POTENTIAL ANTI-TAKEOVER EFFECT. After the completion of this offering, the executive officers and directors of the Company will beneficially own approximately 68% of the Company's outstanding Common Stock and, accordingly, will be able to continue to elect all of the directors and, therefore, to absolutely control the Company's affairs. As a result of the absolute control exercisable by current management, potential takeover bids for the Company may be deterred. This may have a depressive effect on the price of the Securities offered hereby. In addition, pursuant to an agreement with Mr. Grossman, the Company has agreed to issue to him an additional 2,000,000 shares of Common Stock over a three year period if the Company meets certain earnings criteria. See "Security Ownership of Certain Beneficial Owners and Management" and "Management."

     NO PAYMENT OF DIVIDENDS. The Company has not paid any dividends on its Common Stock. For the foreseeable future, the Company anticipates that all earnings, if any, that may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of the Common Stock. See "Description of Securities."

     ARBITRARY DETERMINATION OF OFFERING PRICE AND WARRANT EXERCISE PRICE. The offering price of the Units and the exercise price of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and do not necessarily bear any relationship to the assets, book value, operating or financial results or net worth of the Company or other generally accepted criteria of value and should not be considered as indicating any intrinsic value for the Securities. See "Underwriting."

     NO ASSURANCE OF PUBLIC MARKET FOR THE UNITS, COMMON STOCK OR
WARRANTS. Prior to the Company's filing for protection under the Bankruptcy Code, the Company's securities were traded on Nasdaq. However, immediately prior to this offering, there was no active public market for the Units, Common Stock or Warrants, and there can be no assurance that such markets will develop or, if developed, will be sustained after completion of this offering. While the Underwriter has informed the Company that it will endeavor to make a market in the Units and, after the Separation Date, the Common Stock and Warrants, there can be no assurance that a trading market will develop or be sustained or that the securities offered hereby will be saleable at or near their offering price. In the event the Underwriter, for any reason, ceases making a market in the Company's securities, the trading market in the Company's securities will likely be materially adversely affected. See "Underwriting."

     While the Company expects the Securities to be listed for trading on Nasdaq, no assurance can be given that an active and liquid trading market for the securities will develop or, if developed, will be sustained. Moreover, no assurance can be given that the Company will meet the criteria for maintaining a listing on Nasdaq. The current Nasdaq maintenance criteria will require the Company to have: (i) two registered and active market makers, (ii) total assets of at least $2 million, (iii) minimum bid price per share of $1 or a market value of public float of $1 million and $2 million in capital and surplus, (iv) 300 stockholders, and (v) 100,000 shares held by non-insiders which shares must have a market value of at least $200,000.

     EXERCISE OF WARRANTS SUBJECT TO CURRENT EFFECTIVE REGISTRATION AND QUALIFICATION. Any exercise of the Warrants must be made pursuant to a prospectus which is current at the time of exercise. The Company will endeavor to maintain a current effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement for any reason, the Warrants may not be exercised. Although the Securities offered hereby will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket which may develop for the Warrants in, or purchasers of the Warrants may move to, jurisdictions in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period when the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any required registration or qualifications. See "Description of Securities -- Warrants."

     POSSIBLE DEPRESSIVE EFFECT OF RULE 144 SALES. At the time of the completion of this offering, approximately 2,976,000 shares of Common Stock may be deemed to be "restricted securities" under Rule 144 promulgated under the Securities Act. Under Rule 144, such shares are expected to be able to be publicly sold beginning August 1997, subject to volume restrictions (i.e. during any three month period an amount equal to the greater of the average weekly trading volume for the four weeks preceding the date of sale or 1% of the then outstanding shares). Any such sales could have a depressive effect on the market price for the Securities being offered hereby. See "Description of Securities -- Shares Available for Future Sale."

     Investors should be aware that sales of the Company's Common Stock pursuant to options and warrants may have a depressive effect on the price of the Common Stock and the Warrants, and that the issuance of additional shares of Common Stock upon the exercise of options, warrants, the Warrants and the Warrants included in the Units underlying the Underwriter's Warrants will also dilute the proportionate ownership of the then current stockholders of the Company. See "Description of Securities -- Warrants."

     POSSIBLE ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES WITHOUT STOCKHOLDER APPROVAL. After this offering, the Company will have a large number of shares of

Common Stock authorized but unissued and reserved for issuance pursuant to (i) exercise of the Warrants being offered hereby, (ii) exercise by the Underwriter of the Underwriter's Warrants and the exercise of the Warrants included in the Units underlying the Underwriter's Warrants (the Underwriter's Warrants, including the underlying Units, the Common Stock and the Warrants included therein are collectively sometimes referred to herein as the "Underwriter's Securities"), and (iii) an agreement to issue an aggregate of 2,000,000 shares of Common Stock to the Company's Chairman and President over a three year period, provided the Company meets certain earnings criteria. All of such shares and any additional shares may be issued without any action or approval by the Company's stockholders. Although, other than as set forth in the previous sentence, there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares by the Company, any additional shares issued would further dilute the percentage ownership of the Company held by the public stockholders and would likely have an adverse impact on the market price of the Common Stock. See "Description of Securities."

     In addition, the Company is authorized to issue 10,000,000 shares of Preferred Stock of which, as of the date hereof, none are outstanding. Shares of Preferred Stock are issuable at any time and from time to time, by action of the Board of Directors without further authorization from the Company's stockholders, except as otherwise required by applicable law or rules and regulations to which the Company may be subject, to such persons and for such consideration as the Board of Directors determines. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly to achieve. There are no agreements or understandings regarding the issuance of preferred stock.

     UNDERWRITER'S WARRANTS. In connection with this offering, the Company will sell to the Underwriter for a nominal amount, warrants to purchase up to 120,000 Units. The Underwriter's Warrants will be exercisable commencing one year after the effective date of this Prospectus and will continue to be exercisable until five years from the date hereof at an exercise price of $8.25 per Unit, with the Class A Warrants and Class B Warrants underlying the Units included in the Underwriter's Warrants allowing the purchase of Common Stock at $9.90 and $16.50 per share, respectively. As long as the Underwriter's Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected because the holder of the Underwriter's Warrants might be expected to exercise them if the Company were able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the Underwriter's Warrants. See "Underwriting."

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Class A Warrants and the Class B Warrants are redeemable by the Company at $.01 per Warrant on thirty day's prior written notice at any time provided that the average closing bid price for the Common Stock is no less than $9.00 per share with respect to the Class A Warrants and $15.00 with respect to the Class B Warrants for any ten consecutive trading days within a period of 30 consecutive trading days as reported on the principal exchange on which the Common Stock is traded. Notice of redemption of the Warrants could force the Warrant holders to exercise the Warrants at a time when it might be disadvantageous for the holders to do so or to sell the Warrants at their then current market price when the holders might otherwise wish to hold the Warrants for possible appreciation. Alternatively, the holders may accept the redemption price, when it is likely to be substantially less than the market value of the Warrants at the time of redemption. Any holders who do not exercise Warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Warrants. While the Company may legally be permitted to give notice to redeem the Warrants at a time when a current prospectus is not available thereby leaving the Warrant holders no opportunity to exercise their Warrants prior to redemption, the Company does not intend to redeem the Warrants unless a current prospectus is available at the time of the redemption. See "Description of Securities -- Warrants."

     UNDERWRITER'S INFLUENCE ON THE MARKET. A significant amount of the Securities offered hereby will be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no legal obligation to do so, the Underwriter has indicated that it intends to act as a market-maker and otherwise effect transactions in the Securities offered hereby. To the extent the Underwriter acts as a market-maker in the Common Stock or Warrants, they may be dominating influences in those markets. The degree of participation in those markets by the Underwriter may significantly effect the price and liquidity of the Securities. The Underwriter may discontinue such activities at any time or from time to time. Moreover, pursuant to Regulation M, if the Underwriter solicits exercise of any of the Warrants, including the Underwriter's Warrants, it will be unable to act as a market-maker with respect to the Securities for a period of two or nine business days prior to any solicitation by it of the exercise of any of the Warrants, including the Underwriter's Warrants, until the termination of such activity. Accordingly, the Underwriter will not be able to act as a market-maker during certain periods and, as a result, holders of the Company's Securities may find it more difficult to sell their holdings. Also, the same restriction may arise if the Underwriter becomes involved in a distribution of any of the currently restricted securities.

     PENNY STOCK REGULATION. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares and/or Warrants.

                            SELECTED FINANCIAL DATA

     Set forth below are selected financial data with respect to the Company for the three months ended July 31, 1996, the nine months ended January 31, 1997 and January 31, 1996 and the years ended April 30, 1996, 1995, 1994, 1993 and 1992.
The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. These data should be read in conjunction with the financial statements of the Company and the related notes included elsewhere herein. Effective August 8, 1996, the Company emerged as the surviving entity in a merger with DCL. The balance sheet of the combined entity was substantially similar to that of DCL immediately prior to the merger. As a consequence, the financial data of the Company for the reporting periods prior to July 31, 1996, consist of those of DCL.

                                                                              PREDECESSOR COMPANY
                                             ------------------------------------------------------------------------------------
                  REORGANIZED COMPANY
             -----------------------------                                           YEAR ENDED APRIL 30
             THREE MONTHS     NINE MONTHS     NINE MONTHS    --------------------------------------------------------------------
             ENDED 7/31/96   ENDED 1/31/97   ENDED 1/31/96      1996           1995          1994          1993          1992
             -------------   -------------   -------------   -----------   ------------   -----------   -----------   -----------
Net Sales...  $ 2,161,721     $ 8,376,861    $  5,205,149    $ 7,151,715   $ 32,533,097   $29,497,353   $25,735,479   $27,500,376
Net
Income/(Loss)
 from
 Continuing
 Operations...    (73,749)         83,303      (7,681,518)    (2,235,894)   (11,227,335)      244,308      (427,409)      317,619
Net
Income/(Loss)...  (73,749)         83,303      (7,681,518)     6,945,299    (11,227,335)      244,308      (427,409)      317,619
Net Income
 (Loss) per
 Share......        (0.02)           0.03
Selected
 Balance
 Sheet Data:
Working
 Capital
(Deficit)...     (343,961)       (135,785)    (14,965,331)      (293,884)    (7,493,435)    3,094,821     3,173,751     3,688,385
Total
 Assets.....    4,333,260       4,938,224       6,015,521      4,253,396      6,414,185    16,677,772    13,373,816    11,849,748
Total
Liabilities...    4,313,934     4,761,846      20,689,340      4,300,398     13,406,486    12,442,738     9,383,090     7,431,613
Retained
 Earnings...            0         157,052               0              0              0     3,644,799     3,400,491     3,827,900
Accumulated
 Deficit....            0               0     (15,264,054)      (637,237)    (7,582,536)            0             0             0
Shareholders'
 Equity
 (Deficit)...       19,326        176,378     (14,673,819)       (47,002)    (6,992,301)    4,235,034     3,990,726     4,418,135

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

GENERAL

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto of the Company included elsewhere herein. The discharge of claims under the bankruptcy proceedings described immediately below, has been reflected in the financial statements for the fiscal year ended April 30, 1996. Effective August 8, 1996, the Company completed a migratory merger from Delaware to Nevada by merging into a newly formed Nevada entity, thereby changing its name from Dynamic Classics, Ltd. to Dynamic International, Ltd. The balance sheet of the combined entity was substantially identical to that of the Company prior to the merger. The Company and its predecessor are herein together referred to as the "Company."

PLAN OF REORGANIZATION

     In August 1995, the Company sought protection from its creditors under Chapter 11 of the Bankruptcy Code. In May 1996, the Bankruptcy Court approved a plan of reorganization (the "Plan") pursuant to which creditors would receive partial satisfaction of their claims. The amount of claims allowed under the bankruptcy proceedings, aggregated approximately $17,223,800, which exceeded the assets as recorded immediately subsequent to the confirmation of the Plan by approximately $12,970,400. Under the Plan, the Company made cash payments in the amount of approximately $515,800. MG Holdings Corp., which had purchased a promissory note from the Company's principal financial institution, received 14,880,000 shares of Common Stock in satisfaction of such promissory note, representing approximately 93% of the issued and outstanding shares thereby gaining absolute control over the Company's affairs. See "Principal Stockholders" and "Certain Relationships and Related Transactions." An additional 800,000 shares and approximately 320,000 shares were issued to the Company's unsecured creditors and the Company's existing security holders, respectively. The numbers of shares issued do not account for the Reverse Stock Split. See "Prospectus Summary." The value of the cash and securities distributed under the plan of reorganization aggregated $531,600. An amount of $16,692,200, before income tax provisions, representing the difference between the value of the total distribution and the amount of allowable claims under the bankruptcy, was recorded as an extraordinary gain.

     In addition, under the Plan, the Company merged with a newly formed Nevada corporation, for the purpose of changing its state of incorporation. The balance sheet of the combined entity was substantially similar to the balance sheet of the Company prior to the merger.

     Pending the resolution of the bankruptcy proceedings, the Company restructured its operations and relocated its administrative headquarters and warehouse facilities.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JANUARY 31, 1997 AND 1996

     Sales for the nine months ended January 31, 1997 increased by $3,172,000 from $5,205,000 to $8,377,000, or 61% from the nine months ended January 31, 1996. Sales of the Company's exercise equipment line decreased by $195,000, while sales of the Company's luggage line increased by $148,000, to $4,285,000 and $4,091,000, respectively. For the period ended January 31, 1996, sales of the Company's exercise equipment and luggage lines of $4,480,000 and $3,943,000, respectively, were offset by credits of $3,211,000 issued to customers in connection with the discontinued line of manual treadmills and ski machines.

     The Company's gross profit increased from a gross loss of $1,489,000 to a gross profit of $2,557,000. This increase is due to the credits of $3,211,000 issued to customers in connection with the discontinued line of manual treadmills and ski machines which reduced the gross profit for the nine months ended January 31, 1996.

     During the nine months ended January 31, 1997, operating expenses decreased by approximately $3,440,000. As a result of the Company's reorganization, the Company had decreases in the following expenses:

        Officers' Salaries................................................  $ 39,800
        Office Salaries...................................................  $596,700
        Payroll Taxes.....................................................  $ 59,800
        Pension Costs.....................................................  $792,600
        Rent..............................................................  $279,200
        Insurance.........................................................  $232,500
        Insurance Claims..................................................  $289,400
        Professional Fees.................................................  $ 51,300
        Consulting Fees...................................................  $107,600
        Freight Out.......................................................  $224,700
        Promotion.........................................................  $119,300
        Provision for Bad Debts...........................................  $493,200

     Interest expense decreased by approximately $63,000 due to decreased borrowing. Bankruptcy administration costs decreased by $383,000 to $34,000 due primarily to a decrease of $282,000 in the legal and accounting fees related to the reorganization. The Company had a pretax profit of $251,000 compared to a pretax loss of $7,681,000 in the prior year's nine-month period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 1996 AND 1995

     Sales for the years ended April 30, 1996 were $7,151,700, a decrease of $25,381,400 or 78% from the previous fiscal year. The decrease was primarily due to the discontinuation of a line of manual treadmills and ski machines. Sales of this equipment alone accounted for approximately $15,580,000 during the fiscal year ended April 30, 1995. During the fiscal year ended April 30, 1996, as a result of the Company's bankruptcy proceedings, it was forced to reduce its sales of other exercise equipment and of its luggage products which lead to a decline in sales of $5,334,700 and $1,333,600 respectively, to $5,615,600 and $4,701,800, respectively. Sales of exercise equipment and luggage products during this period were offset by credits of $3,210,900 issued to customers in connection with the discontinued line of manual treadmills and ski machines. In addition, the Company's operating expenses decreased by approximately $1,083,300 to $6,683,200.

     For the fiscal year ended April 30, 1996, after giving effect to an extraordinary gain as a result of the discharge of pre-petition liabilities in the amount of $16,692,200, the Company recorded net income of $6,945,300, compared to a net loss of $11,227,300 during the previous fiscal year. For the current fiscal year, the Company would have recorded a net loss of $9,746,900 before the extraordinary gain, or a decrease of $1,562,500 from the prior fiscal year. This decrease primarily reflected a reduction in the Company's selling and administrative expenses of approximately $1,083,300 and a reduction in interest expense of $1,001,400 primarily as a result of the bankruptcy proceedings which for the most part exempted the Company from making interest payments on outstanding debt.

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 1995 AND 1994

     Sales for the year ended April 30, 1995 increased from $29,497,400 to $32,533,100, totalling $3,035,700, or 10% from the previous fiscal year. This increase was primarily the result of the introduction of a new line of manual treadmills and ski machines. Sales of these products amounted to approximately $15,580,000. Sales of the Company's "Jeep" license sport/bag/luggage increased by approximately $219,000. Increases in these product lines were offset by declines in all of the Company's other product lines of approximately $12,763,000.

     The Company's gross profit margin declined from approximately $8,134,000 in fiscal 1994 to a gross loss of approximately $2,158,000 in fiscal 1995. This decrease was due primarily to the disposal of approximately $1,247,000 of defective manual treadmills and return credits issued to customers for defective manual treadmills totalling approximately $7,000,000. In addition, the Company incurred expenses in the amount of

$589,200 in connection with the disposals of other discontinued products. The inventory was further reduced by a lower cost or market reserve of approximately $705,000.

     Operating expenses increased by approximately $902,000. This increase was due primarily to increases in the provision for bad debts of $474,000, an increase in officer salaries of $39,800, an increase in office salaries of $129,000, an increase in severance pay of $71,000 and an increase in legal fees of $107,600. Interest expense increased by $531,900 due to higher interest rates.

     For the fiscal year ended April 30, 1995, the Company had a pre-tax operating loss of $11,309,400 as compared to a pre-tax operating income of $416,400 for the prior fiscal year. The decrease can be attributed to the severe losses from its venture into a new line of manual treadmills.

LIQUIDITY AND CAPITAL RESOURCES

     Pursuant to an unwritten understanding, Achim Importing Co., Inc. ("Achim"), an entity owned by Marton B. Grossman, Chairman and President of the Company, makes its lines of credit available to the Company which enables it to finance the purchases of its inventory from its overseas suppliers. Also, from time to time, Achim purchases the products directly from the manufacturer and resell them to the Company without markup. Achim charges the Company interest on the unpaid balance of the purchases. As of February 28, 1997, the Company owed an amount of $2,423,714 to Achim under this arrangement.

     After deducting expenses, the Company estimates the net proceeds from this offering to be approximately $5,100,000. It intends to allocate such proceeds to the purchase of inventory, debt repayment, advertising and marketing. The Company believes that the proceeds from this offering together with anticipated cash flows generated by operations and the availability of the Achim credit line to finance the purchase of inventory are sufficient to continue its operations for the next twelve months. Thereafter, the Company expects that it may have to raise additional capital through a private placement, public offering or otherwise.

     The Company intends to utilize approximately $500,000 from the proceeds of this offering to promote its current product line, primarily by buying advertisements in various media. In addition, the Company will allocate approximately $800,000 toward augmenting its sales and marketing staff. The Company believes that these expenditures will result in a growth of sales and revenues and in an increased ability to compete more effectively with its competitors. Nevertheless, there can be no assurance that the Company's focus on these activities and the allocation of a portion of the proceeds from this offering to these efforts will result in increased sales and revenues.

SEASONALITY AND INFLATION

     The Company's business is highly seasonal with higher sales typically in the second and third quarter of the fiscal year as a result of shipments of exercise equipment and luggage/sports bag related to the holiday season.

     Management does not believe that the effects of inflation will have a material impact on the Company, nor is it aware of changes in prices of material or other operating costs or in the selling price of its products and services that will materially effect the Company.

                                    DILUTION

     At January 31, 1997, the Company had a net tangible book value of $50,396 or $.02 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 3,198,798, the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,200,000 Units hereby, the pro forma net tangible book value at January 31, 1997, would have been $5,150,396 or $1.17 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $1.15 per share to the existing stockholders and an immediate dilution of $3.83 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share..............................................            $5.00
  Net tangible book value per share before offering..........................  $ .02
  Increase per share attributable to the sale of the Units offered hereby....  $1.15
                                                                               -----
Net tangible book value per share after offering (1).........................            $1.17
                                                                                         -----
Dilution per share to investors in offering (2)..............................            $3.83
                                                                                         =====

---------------
(1) After deduction of underwriting discounts and commissions, the Underwriter's non-accountable expense allowance and other estimated expenses of the offering. See "Use of Proceeds" and "Underwriting."

(2) Does not give effect to (i) up to 2,400,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of the Warrants included in the offering (ii) up to 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; (iii) up to 240,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants; (iv) up to an additional 540,000 shares of Common Stock (including 360,000 shares of Common Stock underlying warrants) issuable upon exercise of the Underwriter's overallotment option; and (v) 2,000,000 shares of Common Stock issuable to Mr. Grossman, the Company's Chairman and President, provided the Company meets certain earnings criteria over a three year period. See "Description of Securities," "Underwriting" and "Management."

     The following table presents as of January 31, 1997, the relative share purchases, percentages of equity ownership in the Company, total cash paid, percentage of total cash invested, and the average price per share of Common Stock to the current and public shareholders after giving effect solely to the sale of the shares of Common Stock offered hereby:

                               COMMON STOCK ONLY

                                               PERCENTAGE                    PERCENTAGE
                                  SHARES       OF EQUITY        TOTAL         OF TOTAL        AVERAGE PRICE
                                 PURCHASED     OWNERSHIP      CASH PAID     CASH INVESTED       PER SHARE
                                 ---------     ----------     ---------     -------------     -------------
Public Investors...............  1,200,000         27.3%      6,000,000           99.9%           $5.00
Current Stockholders...........  3,198,798         72.7%         19,329            0.1%           $0.01
                                 ---------       ------       ---------         ------
          Total................  4,398,798       100.00%      6,019,329         100.00%
                                 =========       ======       =========         ======

                                USE OF PROCEEDS

     The net proceeds of this offering, after deducting discounts and commissions, the Underwriter's expense allowance and expenses of this offering, will be approximately $5,100,000 ($5,890,000 if the over-allotment option is exercised in full). The Company intends to use such net proceeds as follows:

        Purchase of Inventory............................................  $2,000,000
        Debt Repayment (1)...............................................  $1,300,000
        Advertising (2)..................................................  $  500,000
        Marketing (3)....................................................  $  800,000
        Working Capital..................................................  $  500,000

---------------
(1) The entire amount will be paid to MG Holding Corp., which is wholly owned by Marton Grossman, the Company's Chairman and President, in total repayment of loans, including accrued interest, made during the Company's Chapter 11 proceedings.

(2) The Company intends to market its products through the placement of advertisements in various media.

(3) The Company intends to hire a number of marketing professionals who are expected to be paid a salary as well as commissions.

     The amount of net proceeds to be received by the Company reflects the Company's best estimate of the amount of expenses incurred in the offering of $300,000 paid or to be paid by the Company at or around the closing of this offering out of proceeds.

     The foregoing table represents the Company's best estimate of the allocation of the proceeds of this offering based upon the current state of the Company's development, its current plans and current economic and industry conditions, and is subject to reapportionment of proceeds among the categories listed above or to new categories in the event of changes to the current economic and industry conditions or an entirely unforeseen opportunity, acquisition or otherwise, is presented to the Company. While the Company has no specific current acquisition plans, it currently intends to simultaneously focus its energies and assets towards growing its business internally, while at the same time exploring opportunities to expand its business through acquisitions. The Company expects that the net proceeds of this offering will be sufficient for it to reach its objectives over at least the next 12 months.

     Until used, the Company intends to invest the proceeds of this offering in government securities, certificates of deposit, money market securities, commercial paper or other top-rated income-producing investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at January 31, 1997, and as adjusted to reflect receipt of the net proceeds from this offering:

                                                                            JANUARY 31, 1997
                                                                      ----------------------------
                                                                      ACTUAL(1)     AS ADJUSTED(2)
                                                                      ---------     --------------
Short term debt....................................................   $1,242,521      $      -0-
                                                                      ==========      ==========
Long term debt.....................................................        1,443           1,443
Stockholders' Equity
  Common stock, $.001 par value, 50,000,000 shares authorized;
     Issued and outstanding 3,198,798 at January 31, 1997, and
     4,398,798 as adjusted.........................................        3,199          4,399
  Preferred Stock, $.001 par value, 10,000,000 shares authorized;
     None outstanding
  Additional paid-in capital.......................................       16,130       5,114,930
  Retained earnings................................................      157,052         157,052
  Less: Treasury Stock.............................................           (3)             (3)
                                                                      -----------     ----------
  Total Stockholders' Equity.......................................      176,378       5,276,378
                                                                      ----------      ----------
          Capitalization Total.....................................   $  177,821      $5,277,821
                                                                      ==========      ==========

---------------
(1) Does not give effect to (i) up to 2,400,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of the Warrants included in the offering (ii) up to 120,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants; (iii) up to 240,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants; (iv) up to an additional 540,000 shares of Common Stock (including 360,000 shares of Common Stock underlying warrants) issuable upon exercise of the Underwriter's over-allotment option; and (v) 2,000,000 shares of Common Stock issuable to Mr. Grossman, the Company's Chairman and President over a three year period, provided the Company meets certain earnings criteria. See "Description of Securities," "Underwriting" and "Management."

(2) Gives effect to the issuance and sale of the Units and the anticipated application of the net proceeds of this offering.

                                    BUSINESS

GENERAL

     Dynamic International, Ltd., a Nevada corporation ("DIL"), is engaged in the design, marketing and sale of a diverse line of hand exercise and light exercise equipment, including hand grips, running weights, jump ropes and aerobic steps and slides. It markets these products under the licensed trademarks SPALDING(R) and KATHY IRELAND(R) as well as under its own trademarked name SHAPE SHOP.(R) In addition, it designs and markets sports bags and luggage, which are marketed primarily under the licensed name JEEP(R) and under its own names PROTECH(R) and SPORTS GEAR.(R) The Company's objective is to become a designer and marketer of goods that are associated with a free-spirited lifestyle and leisure time.

     The Company is the successor to Dynamic Classics, Ltd., a Delaware corporation, incorporated in 1986 ("DCL," together with DIL, the "Company"), which was the successor to a New York company incorporated in 1964. In August 1996, DCL merged with and into DIL, which had been newly formed for the purpose of this merger. The objective of the merger was to change the Company's state of incorporation from Delaware to Nevada.

PLAN OF REORGANIZATION

     In 1994, the Company added a new line of products consisting primarily of treadmills and ski machines. Initially, the Company was successful in marketing these products. For the fiscal year ended April 30, 1995, sales of these products represented approximately 53% of the Company's gross sales. However, due to serious manufacturing defects and poor construction of the Company's products delivered by the Company's manufacturers, primarily located in the People's Republic of China, the Company was forced to allow substantial charge backs by its customers. Although, pursuant to a written agreement, the manufacturers acknowledged the defects and agreed to pay for returns and to provide replacement goods at no cost, they breached this agreement soon thereafter. The Company suffered severe losses from its venture into this line of business and in August 1995 was forced to seek protection from its creditors under Chapter 11 of the Bankruptcy Code.

     In May 1996, the Bankruptcy Court approved a plan of reorganization pursuant to which creditors would receive partial satisfaction of their claims. MG Holdings Corp., which had purchased a promissory note from the Company's principal lender, received (without giving effect to the Reverse Stock Split) 14,880,000 shares of Common Stock in full satisfaction of the promissory note, representing approximately 93% of the issued and outstanding shares thereby gaining absolute control over the Company's affairs. See "Principal Stockholders" and "Certain Relationships and Related Transactions." In addition, as part of the plan of reorganization, the Company, then known under the name DCL, merged into DIL, a newly formed Nevada corporation, for the purpose of changing its state of incorporation. See "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCTS

     Exercise Equipment

     The Company's line of exercise equipment consists primarily of handheld products, including dumbbells, ankle and wrist weights, hand grips, jump ropes, exercise suits, slimmer belts and strength training products. In addition, the Company markets light weight equipment such as aerobic steps and slides and exercise mats. The Company also carries a line of small electronic devices designed to monitor physical activity such as stopwatches, pedometers, pulse meters and calorie counters.

     Luggage

     The Company's line of luggage consists primarily of duffle bags, weekend bags, garment bags, suitcases, pilot cases and flight attendant wheeled cases. Some of the models are equipped with wheels and/or retractable handles.

     Other Products

     The Company intends to begin marketing an insulated bag incorporating a wrap-around gel pack or freeze pack with the ability to cool and preserve food and other products for an extended period of time. The Company, through a wholly owned subsidiary, obtained the exclusive rights to the patents underlying the technology as well as the trademarks FREEZY-BAG(TM) and FREEZYGEL(TM) under which the products are sold. See "Intellectual Property-License Agreements."

     The Company may from time to time manufacture and/or market additional products under its own names or under licensed names.

     Design and Development

     The Company usually designs its own exercise equipment and, with the assistance of outside consultants, creates its own molds and tooling. Such molds and tooling are used by the manufacturers to produce the equipment. The Company retains an ownership interest in the molds which are returned to it upon the termination of the Company's relationship with a particular manufacturer. The Company has been granted a number of design patents with respect to certain of its products. See "Intellectual Property." The Company employs a designer on a full-time basis for the design of its luggage products. During the most recent fiscal year the Company spent approximately $102,000 on design activities, including fees to designers and patent attorneys.

     Most of the Company's products are manufactured in the United States, Philippines, Korea and Taiwan, which in the most recent fiscal year accounted for approximately 28%, 26%, 17% and 12% of the Company's products, respectively. In addition, the Company's products are manufactured in the People's Republic of China, Hong Kong and Indonesia. Exercise equipment is usually shipped by the manufacturers to the Company within 45 days of the placement of an order. Orders for luggage and sports bags, which for the most part are produced in the Philippines and China, usually require a period of 90 to 120 days before they are shipped. The Company ordinarily has its products manufactured based on purchase orders and it has no long term relationships with any of its manufacturers. The Company believes that, if necessary, it will be able to obtain its products from firms located in other countries at little if any additional expense. As a consequence, the Company believes that an interruption in deliveries by a manufacturer located in a particular country will not have a material adverse impact on the business of the Company. Nevertheless, because of political instability in a number of the supply countries, occasional import quotas and other restrictions on trade or otherwise, there can be no assurance that the Company will at all times have access to a sufficient supply of merchandise.

SALES AND MARKETING

     The Company sells its products on a wholesale basis only. Most of its products are sold to catalog showrooms, drug chains, discount stores and sporting goods chains. For the fiscal year ended April 30, 1996 approximately 19%, 18% and 14% of the Company's revenues were derived from sales to Service Merchandise, K-Mart and Wal-Mart, respectively. No other customer accounted for more than ten percent of the Company's revenues. For the fiscal year ended April 30, 1996, sales of exercise equipment accounted for approximately 34% of the Company's revenues while 66% of the Company's revenues were derived from the sale of luggage.

     The Company sells its products primarily through independent sales agents on a commission-only basis. The Company currently engages approximately 23 sales agents either on an individual basis or through independent sales organizations. Although it has written agreements with a number of its agents, all of such agreements are terminable at will. The Company has no long term arrangements with any of its agents. The Company usually pays commissions ranging from 1% to 5% of the net sale price of its products.

     The Company currently anticipates that it may increasingly focus its attention on direct response marketing. The Company believes that its products are particularly well suited for so-called impulse buys.

Therefore, it intends to develop plans to use infomercials to market its products. To date, no significant expenditures have been made in connection with this effort.

     In addition, the Company may commence the marketing of existing products to retailers for resale under their own private labels. The Company has already began deliveries to one retailer and has had preliminary talks with at least one additional retailer who has expressed an interest in an arrangement of this nature.

COMPETITION

     The Company's exercise products compete with products marketed and sold by a number of companies. The Company believes that its main competitors are Icon Health and Fitness, Inc. and Bollinger Industries. Both of these companies possess far greater financial and other resources, including sales forces, than the Company's. However, the Company believes that as a result of its ability to use the trademarked names SPALDING(TM) and KATHY IRELAND(TM) it will be able to retain its share of the market. Nevertheless, there can be no assurance that the Company will be able to effectively compete with these companies as well as with other smaller entities.

     The Company's luggage products compete with products designed by a number of the largest companies in the industry, including Samsonite, Sky Way and American Tourister. The Company believes that because of its concentration on the upscale lifestyle and more specialized leisure market that are associated with the trademark JEEP(TM) the Company will be able to continue to grow its luggage business. Nevertheless, there can be no assurance that the Company will be able to effectively compete with these companies as well as with other smaller entities.

INTELLECTUAL PROPERTY

     The Company owns a number of trademarks, including POCKETSPLUS, PROTECH TRAVEL SYSTEMS & DESIGN and EXER-SLIDE.

     License Agreements

     The Company sells a number of its products under licensed names. The Company has entered into licensee agreements which provide for the grant of licenses to the Company and the payment of royalties by the Company, as follows:

          JEEP -- Under an agreement dated January 8, 1993, as amended by letter amendment dated January 8, 1996, between the Company and the Chrysler Corporation (as so amended, the "Jeep Agreement"), the Company was granted the exclusive license to use the names JEEP, WRANGLER and RENEGADE in connection with the manufacture, sale and distribution of luggage products. The current expiration date of the Jeep Agreement is December 31, 1998. The parties have informally agreed to start negotiations regarding the terms of an extension of the current agreement.

          SPALDING -- Under an agreement between the Company and Spalding & Evenflo Companies Inc. dated April 1, 1994, the Company was granted the exclusive right to use the name SPALDING in connection with the sale and distribution of a number of products, including weight bars and large exercise machines. The current expiration date of the agreement is September 30, 1997. However, the Company is currently negotiating a renewal of the agreement.

          KATHY IRELAND -- Under an agreement with Kathy Ireland, Inc., dated December 22, 1994, Ms. Ireland approves and endorses certain exercise equipment designed and manufactured by the Company. Under the agreement, the Company has the right to use her name in connection with the equipment and Ms. Ireland will make appearances to promote such equipment. In addition, the Company has the right to use her photograph and likeness in connection with the sale of the equipment. The agreement is currently scheduled to expire in June 1998 but is subject, at the Company's option, to renewal until June 2000.

          FREEZY-BAG/FREEZYGEL -- Under an agreement dated November 1, 1996, between New Century Marketing & Distributors, Inc. and a wholly-owned subsidiary of the Company, the Company obtained the exclusive rights to a patented technology as well as to the trademarked names FREEZY-BAG and FREEZYGEL. The technology has the ability to cool foods and other products and is used in the wrapping of such products. The agreement has a term of two years but is renewable, at the option of the Company, for additional one year periods.

MANAGEMENT AGREEMENT WITH ACHIM IMPORTING CO., INC.

     Pursuant to a Warehousing and Service Agreement dated as of September 1, 1996 (the "Warehousing Agreement") between the Company and Achim Importing Co., Inc. ("Achim"), Achim performs certain administrative services on behalf of the Company. Under the Warehousing Agreement, Achim assists, among other things, in the maintenance of financial and accounting books and records, in the preparation of monthly financial accounts receivable aging schedules and other reports and in the performance of credit checks on the Company's customers. Achim also provides warehousing services consisting of receiving, shipping and storing of the Company's merchandise. The Warehousing Agreement has a term of two years and is automatically renewable for additional one year periods unless written notice of termination is given at least six months prior to the commencement of a renewal period.

     In consideration for the services performed under the Warehousing Agreement, Achim receives an annual fee, payable monthly, calculated as a percentage of the Company's invoiced sales ranging from 4% of invoiced sales under $30 million to 3% for sales of $60 million or more. In addition, Achim receives a service fee in the amount of 1.5% of the Company's invoiced sales to customers and accounts located in the United States if payment is made by letter of credit and 1% if such customers and accounts are located outside the United States, irrespective of manner of payment. The Company also pays a monthly fee of 3% of the Company's invoiced sales in connection with the warehousing services performed by Achim under the Warehousing Agreement.

     Achim is controlled by Marton Grossman, the Company's Chairman and President. The Company believes that the terms of the Warehousing Agreement with Achim are at least as favorable as would have been obtained from an unaffiliated third party.

     In addition, pursuant to an unwritten understanding, Achim makes its lines of credit available to the Company which will enable it to finance the purchases of its inventory from its overseas suppliers. Also, from time to time, Achim will purchase the products directly from the manufacturer and resell them to the Company without markup. Achim charges the Company interest on the unpaid outstanding balance of the purchases. As of April 30, 1996, the Company owed an amount of $2,129,893 under this arrangement. As of February 28, 1997, this sum had increased to $2,423,714.

EMPLOYEES

     As of March 31, 1997 the Company employed 10 persons, of whom four were engaged in administrative and clerical activities, four were engaged in sales and two were involved in warehousing and shipping.

PROPERTIES

     The Company occupies a warehouse consisting of approximately 54,400 square feet, of which 4,500 square feet are dedicated to office space, located at 58 Second Avenue, Brooklyn, New York. The property is owned by Sym Holding which is owned by Isaac Grossman and one of his siblings. Mr. Grossman is the Company's Vice Chairman, Treasurer and Secretary. The property is leased to Achim which makes the property available to the Company on an at will basis. Other than the service fees paid by the Company under the Warehousing Agreement, the Company pays no rent for the property. See "Certain Relationships and Related Transactions" and "Management Agreement with Achim Importing Co., Inc."

LEGAL PROCEEDINGS

     On August 23, 1995, the Company filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Court"). On May 23, 1996, the Court entered an Order confirming the Company's plan of reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE IN ACCOUNTANTS

     On June 26, 1996, the Company dismissed Hoberman, Miller & Co., P.C. as its independent accountants ("Hoberman"). This action had been approved by the Company's Board of Directors. During the past two years Hoberman did not issue a report on the Company's financial statements that either contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     During the period of their engagement from June 30, 1973 until June 26, 1996, there were no disagreements between the Company and Hoberman on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedure, which disagreement, if not resolved to the satisfaction of Hoberman, would have caused them to make reference to the subject matter of the disagreement in connection with any report that was to have been, or will be, prepared for the Company.

     On July 11, 1996 the Board of Directors of the Company appointed Moore Stephens, P.C. as its independent accountants, subject to ratification by the Company's shareholders.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The officers and directors of the Company are as follows:

                      NAME                     AGE                    POSITION
    -----------------------------------------  ---     ---------------------------------------
    Marton Grossman..........................  66      Chairman and President
    Isaac Grossman...........................  34      Vice Chairman, Treasurer and Secretary
    William Dolan............................  44      Vice President -- Finance

     MARTON GROSSMAN has been the Chairman and President of the Company since July 29, 1996. For the past 34 years, he has been President of Achim Importing Co., a privately held company engaged in the import and export of window coverings and accessories ("Achim"). In addition, he has been President of MG Holding Co., Inc., a privately held financial holding company. Mr. Grossman is the father of Isaac Grossman, the Company's Vice Chairman, Treasurer and Secretary.

     ISAAC GROSSMAN has been the Company's Vice Chairman, Treasurer and Secretary since July 1996. He has been Vice President of Achim since 1989. Prior thereto, Mr. Grossman worked in various positions at Achim, including in sales and marketing and warehousing. Mr. Grossman is the son of Marton Grossman, the Company's Chairman and President.

     WILLIAM DOLAN has been the Company's Vice President-Finance since July 1996. Prior thereto, he had been the Company's Treasurer and Secretary since 1989. Mr. Dolan is a certified public accountant.

BOARD OF DIRECTORS

     Each director is elected at the Company's annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, the Company's bylaws require no fewer than one director. Currently, there are two directors of the Company. The bylaws permit the Board of Directors to fill any vacancy and the new director may serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended April 30, 1996 (i) to its Chief Executive Officer and (ii) to the three highest paid employees of the Company whose cash compensation exceeded $100,000 per year in any such year (other than the individuals listed in the table, no employee of the Company received compensation in excess of $100,000):

                        SUMMARY COMPENSATION TABLE(1)(2)

                                                         ANNUAL COMPENSATION
                                                        ----------------------
                  (A)                       (B)
            NAME/PRINCIPAL               YEAR ENDED        (C)          (D)                 (E)
               POSITION                   APRIL 30      SALARY($)     BONUS($)     ALL OTHER COMPENSATION
---------------------------------------  ----------     ---------     --------     ----------------------
Marvin Cooper,.........................     1996         182,876
  President and Director(3)                 1995         250,099
                                            1994         250,099
David Richman,.........................     1996          76,263
  Vice President(4)                         1995         112,079
                                            1994         128,201
William P. Dolan.......................     1996         100,000
  Vice President-Finance                    1995          97,691
                                            1994          74,414
John Black,............................     1996           6,100
  Vice President(5)                         1995         215,063
                                            1994         160,192
Wayne Hammaker.........................     1996         125,000
  Vice President(6)(7)                      1995         138,049
                                            1994          97,846
John Holodnicki........................     1996         120,000
  Vice President(7)(8)                      1995          97,046
                                            1994

---------------
(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission, the table omits columns reserved for types of compensation not applicable to the Company.

(3) Mr. Cooper resigned his positions from the Company in March 1997.

(4) Mr. Richman resigned his position in July 1996. However, he is still affiliated with the Company.

(5) Mr. Black resigned his position in January 1995.

(6) Mr. Hammaker left his position in June 1996.

(7) Not an executive officer.

(8) Mr. Holodnicki joined the Company after April 1994.

     None of the individuals listed in the table above received any long-term incentive plan awards during the fiscal years.

     Marton Grossman, the Company's Chairman and President, does not have an employment agreement and is not being paid a salary. However, in April 1997 the Company entered into a Bonus Agreement with Mr. Grossman which provides for the issuance to Mr. Grossman of an aggregate of 2,000,000 shares of Common Stock if the Company reaches certain earnings milestones, as follows: if the Company's earnings before taxes for the fiscal year ending April 30, 1998, are no less than $500,000, he will be issued 400,000 shares; if the Company's earnings before taxes for the fiscal year ending April 30, 1999, are no less than

$1,000,000, he will be issued 600,000 shares; and if the Company's earnings before taxes for the fiscal year ending April 30, 2000, are no less than $1,500,000, he will be issued 1,000,000 shares. The stated earnings criteria are cumulative so that in the event of an earnings shortfall during a fiscal year, shares relating to two years fiscal years will be issued provided that the Company during the succeeding fiscal year realizes earnings that in the aggregate are equal to two years of earnings as set forth in the agreement. The agreement also provides for piggyback registration rights with respect to the Common Stock to be issued.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from May 1, 1995 through April 30, 1996 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the plan of reorganization, MG Holdings purchased from the Company's principal lender a note in the principal amount of approximately $6,822,530. MG Holdings is wholly owned by Marton Grossman, the Company's Chairman and President. The note was subsequently repaid by the Company through the issuance of 14,880,000 shares of Common Stock to MG Holdings. MG Holdings assigned the Common Stock to a trust for the benefit of members of Mr. Grossman's family.

     Also in connection with the plan of reorganization, MG Holdings loaned approximately $1,205,000 to the Company to consummate the plan and for related expenses. The Company issued a promissory note to MG Holdings evidencing the loan and granted it a security interest in all of the Company's assets.

     Pursuant to the Warehousing Agreement between the Company and Achim, Achim performs certain administrative services on behalf of the Company. Under the Warehousing Agreement, Achim assists, among other things, in the maintenance of financial and accounting books and records, the preparation of monthly financial accounts receivable aging schedules and other reports and in the performance of credit checks on the Company's customers. Achim also provides warehousing services consisting of receiving, shipping and storing of the Company's merchandise. The Warehousing Agreement has a term of two years and is automatically renewable for successive one year periods unless written notice of termination shall have been given at least six months prior to the commencement of a renewal period.

     In consideration for the services performed under the Warehousing Agreement, Achim receives an annual fee, payable monthly, calculated as a percentage of the Company's invoiced sales ranging from 4% of invoiced sales under $30 million to 3% for sales of $60 million or more. Achim receives a service fee in the amount of 1.5% of the Company's invoiced sales to customers and accounts located in the United States if payment is made by letter of credit and 1% in connection with customers and accounts located outside the United States, irrespective of manner of payment. The Company also pays a monthly fee of 3% of the Company's invoiced sales in connection with the warehousing services performed by Achim under the Warehousing Agreement.

     Achim is controlled by Marton Grossman, the Company's Chairman and President. The Company believes that the terms of the Warehousing Agreement with Achim are at least as favorable as would have been obtained from an unaffiliated third party.

     In addition, pursuant to an unwritten understanding, Achim makes its lines of credit available to the Company which will enable it to finance the purchases of its inventory from its overseas suppliers. Also, from time to time, Achim will purchase the products directly from the manufacturer and resell them to the Company without markup. Achim charges the Company interest on the unpaid balance of the purchases. As of April 30, 1996, the Company owed an amount of $2,129,893 in principal and interest under this arrangement. As of February 28, 1997, this sum had increased to $2,423,714.

     The Company occupies a warehouse consisting of approximately 54,400 square feet, of which 4,500 square feet are dedicated to office space, located at 58 Second Avenue, Brooklyn, New York. The property is owned by Sym Holding which is owned by Isaac Grossman and one of his siblings. Mr. Grossman is the Company's Vice Chairman, Treasurer and Secretary. The property is leased to Achim which makes the property available to the Company on an at will basis. Other than the service fees paid by the Company under the Warehousing Agreement, the Company pays no rent for the property. See "Certain Relationships and Related Transactions" and "Management Agreement with Achim Importing Co., Inc."

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 10 of the Company's Bylaws contains provisions relating to the indemnification of directors and officers.

     The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 15, 1997, information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors and
(iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 58 Second Avenue, Brooklyn, New York 11215.

                                                                              SHARES OWNED BENEFICIALLY
                                                                                  AND OF RECORD(1)
                                                                              -------------------------
                     NAME AND ADDRESS                       NO. OF SHARES            % OF TOTAL
----------------------------------------------------------  -------------     -------------------------
Marton Grossman(2)........................................    2,976,000                  93.0
Isaac Grossman(3).........................................    2,976,000                  93.0
William P. Dolan..........................................          123                      *
All Officers and Directors as a Group (3 persons).........    2,976,123                  93.0

---------------
 *  Less than 1%

(1) Includes shares issuable within 60 days upon the exercise of all options and warrants. Shares issuable under options or warrants are owned beneficially but not of record.

(2) Consists of shares of Common Stock held by a series of trusts (collectively, the "Grossman Trust") for the benefit of relatives of Mr. Grossman. Under its terms, the Grossman Trust will return to Mr. Grossman annually until August 1998, a portion of the shares held by the Grossman Trust. The number of shares to be returned to Mr. Grossman is based on the then current market price of the Common Stock and can therefore not be determined at the present time. Mr. Grossman disclaims beneficial ownership in the shares held by the Grossman Trust that will not be returned to him.

(3) Consists of shares held by the Grossman Trust of which Mr. Isaac Grossman is currently a beneficiary as to 464,600 shares. The actual number of shares held by the Grossman Trust as to which Isaac Grossman is a beneficiary may be smaller since under the terms of the Grossman Trust, a portion of the shares may be returned to Marton Grossman as described in footnote 2. Mr. Grossman is a trustee of the Grossman Trust and in that capacity shares voting power as to the shares held by the Grossman Trust.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share. As of the date of this Prospectus, 3,198,798 shares of Common Stock are issued and outstanding.

     The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's Certificate of Incorporation, the Company's Bylaws and Nevada Law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Certificate of Incorporation, Bylaws and state law.

UNITS

     The Company is hereby offering 1,200,000 Units, each Unit consisting of one share of Common Stock, one Class A Warrant and one Class B Warrant.

COMMON STOCK

     The holders of Common Stock have no preemptive or subscription rights in later offerings of Common Stock and are entitled to share ratably (i) in such dividends as may be declared by the Board of Directors out of funds legally available for such purpose and (ii) upon liquidation, in all assets of the Company remaining after payment in full of all debts and obligations of the Company and any preferences granted in the future to any preferred stock. The Company has not paid any dividends on the Common Stock.

     Holders of Common Stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock entitled to vote for election of directors can elect all the directors if they choose to do so. After completion of this offering, the current stockholders collectively will continue to own more than 50% of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this offering, when issued, will be fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate of Incorporation without stockholder action.

WARRANTS

     The Warrants offered hereby will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part. The Class A Warrants and the Class B Warrants are identical except that (i) each Class A Warrant is exercisable at $6.00 and each Class B Warrant is exercisable at $10.00, and (ii) the market price that will allow redemption to take place is $9.00 for the Class A Warrant and $15.00 for the Class B Warrants.

     Each Class A Warrant will be separately transferable commencing on the Separation Date and will entitle the registered holder thereof to purchase one share of Common Stock at $6.00 per share (subject to adjustment as described below) for a period of 18 months from the date of this Prospectus. Each Class B Warrant will be separately transferable commencing on the Separation Date and will entitle the registered holder thereof to purchase one share of Common Stock at $10.00 (subject to adjustment as described below) for a period of three years commencing on the date of this Prospectus. Holders of Warrants may exercise such Warrants by surrendering the certificate evidencing such Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate attached thereto properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. See "Underwriting."

     For a holder of a Warrant to exercise the Warrants, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments and to take appropriate action under state securities laws. While it is the Company's intention to file post-effective amendments when necessary and to take appropriate action under state securities laws, there is no assurance that the registration statement will be kept effective or that such appropriate action under state securities laws will be effected. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value.

     The Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, upon exercise of the Warrants, each share of Common Stock will be fully paid and nonassessable. Warrant holders will not have any voting or other rights as shareholders of the Company unless and until Warrants are exercised and shares issued pursuant thereto. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events.

     At any time, The Class A Warrants and the Class B Warrants are redeemable by the Company at $.01 per Warrant on thirty day's prior written notice at any time provided that the average closing bid price for the Common Stock is no less than $9.00 per share with respect to the Class A Warrants and $15.00 with respect to the Class B Warrants for any ten consecutive trading days within a period of 30 consecutive trading days as reported on the principal exchange or market on which the Common Stock is traded. The right to purchase the Common Stock issuable upon exercise by the Warrants noticed for redemption will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. While the Company may legally be permitted to give notice to redeem the Warrants at a time when a current prospectus is not available thereby leaving the Warrant holders no opportunity to exercise their Warrants prior to redemption, the Company does not intend to redeem the Warrants unless a current prospectus is available at the time of redemption.

SHARES AVAILABLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 4,398,798 shares of Common Stock outstanding (4,578,798 shares if the Underwriter's over-allotment option is exercised in full). Of these shares, the shares included in the Units and 224,000 shares held by existing security holders will be freely tradeable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. Except as described below, all of the remaining shares of Common Stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may become available for sale to the public commencing August 1997, subject to volume restrictions, as described below.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate of the

Company), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

DIVIDEND POLICY

     The Company has paid no dividends and does not expect to pay dividends on its Common Stock in the foreseeable future as it intends to retain earnings to finance the growth of its operations.

TRANSFER AGENT

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as Transfer Agent for the Company's Common Stock and Warrants.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement between the Company and Patterson Travis, Inc. (the "Underwriter") (a copy of which agreement is filed as an exhibit to the Registration Statement of which this prospectus forms a part), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the Units offered hereby. All 1,200,000 Units offered must be purchased by the Underwriter if any are purchased. The Units are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

     The Underwriter has advised the Company that it proposes to offer the Units to the public at the offering prices set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members in good standing of the National Association of Securities Dealers, Inc.
("NASD") concessions of $          per Unit. After the initial public offering,
the public offering price and concessions may be changed by the Underwriter.

     The Company has granted the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase from it up to 180,000 Units at the public offering prices less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely to cover over-allotments in the sale of the Units offered hereby.

     The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the gross proceeds to the Company of the Units sold in the offering (including the over-allotment option).

     The Underwriter will (i) receive a Warrant solicitation fee equal to 10% (or the maximum amount permissible under NASD rules) of the exercise price of all Warrants it causes to be exercised and (ii) enter into a three year consulting agreement with the Company providing for a fee of $20,000 payable at the closing of this offering.

     The underwriting agreement provides for reciprocal indemnification between the Company and the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

     The Company has agreed to sell to the Underwriter or its designees, at a price of $120, 120,000 warrants to purchase 120,000 Units (the "Underwriter's Warrants"). Other than a one-year restriction on transferability and a higher exercise price of the Warrants included in the Units, the Units underlying the Underwriter's Warrants are identical in all respects to the Units offered to the public hereby. The Warrants will be exercisable at a price of $8.25 per Unit for a period of five years. The Class A Warrants and Class B Warrants underlying the Units included in the Underwriter's Warrants will be exercisable at a price of $9.90 and $16.50, respectively, or 165% of the then exercise price of the Warrants offered to the public, for a period of five years commencing on the date hereof (unless redeemed earlier). The Underwriter's Securities will not be transferable for one year from the date hereof except to officers of the Underwriter. Any profit realized upon any resale of the Underwriter's Securities may be deemed to be additional underwriter's compensation. The Company has agreed to register, or file a post-effective amendment with respect to any registration statement registering, the Underwriter's Securities under the Securities Act at its expense on one occasion during the five years following the date of this Prospectus and at the expense of the holders thereof on another occasion, upon the request of a majority of the holders thereof. The Company has also agreed to "piggy-back" registration rights for the holders of the Underwriter's Securities at the Company's expense during the five years following the date of this Prospectus.

     The Underwriter has informed the Company that it does not expect sales of Units to be made to discretionary accounts to exceed 2% of the Units offered hereby.

PRICING OF THE OFFERING

     Immediately prior to this offering, there has been no active public trading market for any of the Company's securities. Consequently, the initial offering prices of the Units and the exercise prices of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining the offering prices were the Company's financial condition and prospects, the industry in which the Company is engaged, certain financial and operating information of companies engaged in activities similar to those of the Company and the general market condition of the securities markets. The offering prices do not necessarily bear any relationship to any established standard or criteria of value based upon assets, earnings, book value or other objective measures.

                                 LEGAL MATTERS

     The validity of the issuance of the Units offered hereby will be passed upon for the Company by the law firm of Heller, Horowitz & Feit, P.C., New York, New York. Elias Lauer, Esq., New York, New York, will pass on certain aspects of this offering on behalf of the Underwriter.

                                    EXPERTS

     The audited financial statements of the Company as of April 30, 1995 and 1996 and for the fiscal years then ended are included herein and in the registration statement in reliance upon the reports of Moore Stephens, P.C., and Hoberman, Miller & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                                    CONTENTS

                                                                                     PAGE
                                                                                 -------------
Independent Auditors' Reports................................................       F-1 to F-2
Consolidated Financial Statements:
  Balance Sheets as of January 31, 1997 (unaudited) and April 30, 1996 and
     1995....................................................................       F-3 to F-4
  Balance Sheet as of July 31, 1996 (unaudited)..............................       F-5 to F-6
  Statements of Operations for the nine months ended January 31, 1997 and
     1996 (unaudited) and the years ended April 30, 1996, 1995, and 1994.....              F-7
  Statement of Operations for the three months ended July 31, 1996
     (unaudited).............................................................              F-8
  Statements of Stockholders' Equity for the nine months ended January 31,
     1997 and 1996 (unaudited) and the years ended April 30, 1996, 1995, and
     1994....................................................................              F-9
  Statements of Cash Flows for the nine months ended January 31, 1997 and
     1996 (unaudited) and the years ended April 30, 1996, 1995, and 1994.....     F-10 to F-11
  Statement of Cash Flows for the three months ended July 31, 1996
     (unaudited).............................................................             F-12
  Notes to Financial Statements..............................................     F-13 to F-23
Independent Auditors' Reports on Supplemental Schedule.......................     F-24 to F-25
  Schedule II -- Valuation and Qualifying Accounts...........................             F-26

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Dynamic International, Ltd.

     We have audited the accompanying consolidated balance sheet of Dynamic International, Ltd. (formerly Dynamic Classics, Ltd., see Note 11) and its subsidiary as of April 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynamic International, Ltd. (formerly Dynamic Classics, Ltd.) and its subsidiary as of April 30, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed more fully in Note 11 to the consolidated financial statements, on August 23, 1995, the Company filed a voluntary petition requesting relief under Chapter 11 of the United States Bankruptcy Code. On May 23, 1996, the United States Bankruptcy Court for the Southern District of New York confirmed the Company's Amended and Modified Plan of Reorganization dated February 22, 1996.

                                          Moore Stephens, P.C.
                                          Certified Public Accountants

New York, New York
August 30, 1996, except as
to Note 11, for which the
date is October 24, 1996

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Dynamic Classics, Ltd.

     We have audited the accompanying consolidated balance sheet of Dynamic Classics, Ltd. and Subsidiary as of April 30, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Classics, Ltd. and Subsidiary as of April 30, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended April 30, 1995 in conformity with generally accepted accounting principles.

     As more fully discussed in Note 11 the Company, on August 23, 1995, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Act.

                                          /s/ Hoberman, Miller & Co., P.C.

New York, New York
June 26, 1996

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                          PREDECESSOR COMPANY
                                                                      ---------------------------
                                                                               APRIL 30,
                                                                      ---------------------------
                                                                         1996            1995
                                                      REORGANIZED     -----------     -----------
                                                        COMPANY
                                                      -----------
                                                      JANUARY 31,
                                                         1997
                                                      -----------
                                                      (UNAUDITED)

                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $    21,688     $    26,515     $   342,571
  Accounts receivable -- trade (net of allowance for
     doubtful accounts of $167,000 in 1997 and 1996
     and $-0- in 1995)..............................    1,666,166       1,036,927       1,424,809
  Due from suppliers................................       55,403          26,760          10,704
  Inventory.........................................    2,620,591       2,384,469       3,450,290
  Prepaid expenses..................................      134,470          81,693         250,549
  Miscellaneous receivables.........................        3,257         135,039          26,858
  Prepaid and refundable income taxes...............      123,043         291,146         291,146
                                                      -----------     -----------     -----------
          Total Current Assets......................    4,624,618       3,982,549       5,796,927
                                                      -----------     -----------     -----------
PROPERTY AND EQUIPMENT
  Tools and dies....................................      707,939         707,939       1,447,257
  Furniture and equipment...........................      102,205         102,205         900,437
  Leasehold improvements............................           --              --         111,646
  Capitalized equipment leases......................      576,071         576,071         637,589
  Patents and trademarks............................           --              --         149,982
                                                      -----------     -----------     -----------
                                                        1,386,215       1,386,215       3,246,911
  Accumulated depreciation..........................   (1,234,733)     (1,156,160)     (2,773,359)
                                                      -----------     -----------     -----------
          Total Property and Equipment, net.........      151,482         230,055         473,552
                                                      -----------     -----------     -----------
OTHER ASSETS
  Due from suppliers................................       36,142          36,142          52,198
  Security deposits.................................        4,650           4,650          91,508
  Reorganization value in excess of amounts
     allocable to identifiable assets...............      121,332              --              --
                                                      -----------     -----------     -----------
          Total Other Assets........................      162,124          40,792         143,706
                                                      -----------     -----------     -----------
TOTAL ASSETS........................................  $ 4,938,224     $ 4,253,396     $ 6,414,185
                                                      ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                                                                           PREDECESSORY COMPANY
                                                                        --------------------------
                                                                                APRIL 30,
                                                                        --------------------------
                                                                           1996           1995
                                                        REORGANIZED     ----------     -----------
                                                          COMPANY
                                                        -----------
                                                        JANUARY 31,
                                                           1997
                                                        -----------
                                                        (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes payable bank, trade and bankers acceptances
     payable..........................................  $     8,860     $       --     $ 8,191,782
  Note payable, officer, current portion..............           --             --          17,904
  Accounts payable and accrued expenses...............    3,517,882      3,139,141       4,967,856
  Capital lease obligations -- current................       28,552         48,731         112,820
  Loans payable -- related party......................    1,205,109        557,000              --
  Other liabilities...................................           --        531,561              --
                                                         ----------     ----------     -----------
          Total Current Liabilities...................    4,760,403      4,276,433      13,290,362
                                                         ----------     ----------     -----------
OTHER LIABILITIES
  Capital lease obligations...........................        1,443         23,965         101,832
  Note payable, officer...............................           --             --          14,292
                                                         ----------     ----------     -----------
          Total Other Liabilities.....................        1,443         23,965         116,124
                                                         ----------     ----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, par value $.01 per share; authorized
     5,000,000 shares; issued 1,744,396 shares........           --         17,444          17,444
  Common stock, par value $.001 per share; authorized
     50,000,000 shares; issued 3,198,798 shares.......        3,199             --              --
  Additional paid in capital..........................       16,130        590,291         590,291
  Accumulated deficit.................................           --       (637,237)     (7,582,536)
  Retained Earnings (since July 31, 1996, date of
     reorganization, total deficit eliminated was
     $710,986)........................................      157,052             --              --
                                                         ----------     ----------     -----------
                                                            176,381        (29,502)     (6,974,801)
  Less: Treasury stock, at cost, 15,000 shares........           --        (17,500)        (17,500)
  Less: Treasury stock, at cost, 540 shares...........           (3)            --              --
                                                         ----------     ----------     -----------
          Total Stockholders' Equity (Deficit)........      176,378        (47,002)     (6,992,301)
                                                         ----------     ----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)...........................................  $ 4,938,224     $4,253,396     $ 6,414,185
                                                         ==========     ==========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                  REORGANIZED
                                                                                    COMPANY
                                                                                  -----------
                                                                                   JULY 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................................................  $     4,951
  Accounts receivable -- trade (net of allowance for doubtful accounts of
     $167,000)..................................................................    1,412,931
  Due from suppliers............................................................       10,704
  Inventory.....................................................................    1,910,525
  Prepaid expenses..............................................................      182,288
  Miscellaneous receivables.....................................................      135,037
  Prepaid and refundable income taxes...........................................      291,959
                                                                                  -----------
          Total Current Assets..................................................    3,948,395
                                                                                  -----------
PROPERTY AND EQUIPMENT
  Tools and dies................................................................      707,939
  Furniture and equipment.......................................................      102,205
  Capitalized equipment leases..................................................      576,071
                                                                                  -----------
                                                                                    1,386,215
  Accumulated depreciation......................................................   (1,182,352)
                                                                                  -----------
          Total Property and Equipment, net.....................................      203,863
                                                                                  -----------
OTHER ASSETS
  Due from suppliers............................................................       52,198
  Security deposits.............................................................        4,650
  Reorganization value in excess of amounts allocable to identifiable assets....      124,154
                                                                                  -----------
          Total Other Assets....................................................      181,002
                                                                                  -----------
TOTAL ASSETS....................................................................  $ 4,333,260
                                                                                  ===========

     The July 31, 1995 consolidated balance sheet is not presented as it relates to the predecessor company which presentation would not be meaningful due to the reorganization.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (CONTINUED)

                                                                                   REORGANIZED
                                                                                     COMPANY
                                                                                   -----------
                                                                                    JULY 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes payable bank, trade and bankers acceptances payable......................  $    62,020
  Accounts payable and accrued expenses..........................................    3,604,440
  Capital lease obligations -- current...........................................       32,226
  Loans payable -- related party.................................................      593,670
                                                                                    ----------
          Total Current Liabilities..............................................    4,292,356
                                                                                    ----------
OTHER LIABILITIES
  Capital lease obligations......................................................       21,578
                                                                                    ----------
          Total Other Liabilities................................................       21,578
                                                                                    ----------
STOCKHOLDERS' EQUITY
  Common stock, par value $.001 per share; authorized 50,000,000 shares; issued
     3,198,798 shares............................................................        3,199
  Additional paid in capital.....................................................       16,130
                                                                                    ----------
                                                                                        19,329
  Less: Treasury stock, 540 shares...............................................           (3)
                                                                                    ----------
          Total Stockholders' Equity.............................................       19,326
                                                                                    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................  $ 4,333,260
                                                                                    ==========

     The July 31, 1995 consolidated balance sheet is not presented as it relates to the predecessor company which presentation would not be meaningful due to the reorganization.

     The above common stock issued and outstanding of 3,198,798 shares has been restated to reflect the 1 for 5 reverse stock split (see Note 12). The common stock issued and outstanding at July 31, 1996, the date fresh-start reporting was adopted (see Note 11) was 15,993,991 shares, the par value and additional paid in capital of which were $15,994 and $3,335, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    REORGANIZED    PREDECESSOR
                                     COMPANY         COMPANY
                                    ----------     -----------
                                                                               PREDECESSOR COMPANY
                                    FOR THE NINE MONTHS ENDED
                                           JANUARY 31,                    FOR THE YEARS ENDED APRIL 30,
                                    --------------------------     --------------------------------------------
                                       1997           1996            1996             1995            1994
                                    ----------     -----------     -----------     ------------     -----------
                                           (UNAUDITED)
REVENUES
  Sales...........................  $8,376,861     $ 5,205,149     $ 7,151,715     $ 32,533,097     $29,497,353
  Other income....................          --          85,823          98,272           70,638          35,255
                                    ----------     -----------     -----------     ------------     -----------
                                     8,376,861       5,290,972       7,249,987       32,603,735      29,532,608
COST OF SALES.....................   5,819,163       6,780,195       9,480,484       34,761,846      21,398,895
                                    ----------     -----------     -----------     ------------     -----------
GROSS PROFIT (LOSS)...............   2,557,698      (1,489,223)     (2,230,497)      (2,158,111)      8,133,713
                                    ----------     -----------     -----------     ------------     -----------
OPERATING EXPENSES
  Research and development........      22,489         101,050         101,992           44,962          35,136
  Shipping expenses...............     462,060         641,578         738,681        1,198,563       1,005,593
  Selling expenses................     698,783         949,940       1,254,006        2,455,493       2,380,774
  Advertising and promotion.......      57,661         176,988         389,672          346,400         528,927
  General and administrative......     816,890       3,628,093       4,198,800        3,720,998       2,913,960
  Interest and bank charges.......     214,257         277,650         383,553        1,384,898         852,954
                                    ----------     -----------     -----------     ------------     -----------
                                     2,272,140       5,775,299       7,066,704        9,151,314       7,717,344
                                    ----------     -----------     -----------     ------------     -----------
REORGANIZATION ITEMS:
  Bankruptcy administration
    costs.........................      34,159         416,996         449,693               --              --
                                    ----------     -----------     -----------     ------------     -----------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES....................     251,399      (7,681,518)     (9,746,894)     (11,309,425)        416,369
INCOME TAX PROVISION (BENEFIT)
  Current.........................     168,096              --              --         (396,143)        244,797
  Deferred........................          --              --      (7,511,000)         314,053         (72,736)
                                    ----------     -----------     -----------     ------------     -----------
                                       168,096              --      (7,511,000)         (82,090)        172,061
                                    ----------     -----------     -----------     ------------     -----------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM............................      83,303      (7,681,518)     (2,235,894)     (11,227,335)        244,308
                                    ----------     -----------     -----------     ------------     -----------
EXTRAORDINARY ITEM:
  Gain on discharge of prepetition
    liabilities...................          --              --      16,692,193               --              --
  Income tax provision............          --              --       7,511,000               --              --
                                    ----------     -----------     -----------     ------------     -----------
         Extraordinary gain, net
           of income tax..........          --              --       9,181,193               --              --
                                    ----------     -----------     -----------     ------------     -----------
NET INCOME (LOSS).................  $   83,303     $(7,681,518)    $ 6,945,299     $(11,227,335)    $   244,308
                                    ==========     ===========     ===========     ============     ===========
INCOME PER SHARE OF COMMON
  STOCK...........................  $     0.03
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES..........................   3,198,798

     The earnings per share as it relates to the predecessor company is not meaningful due to the reorganization.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   REORGANIZED
                                                                                     COMPANY
                                                                                 ---------------
                                                                                  FOR THE THREE
                                                                                  MONTHS ENDED
                                                                                    JULY 31,
                                                                                      1996
                                                                                 ---------------
                                                                                   (UNAUDITED)
SALES..........................................................................    $ 2,161,721
COST OF SALES..................................................................      1,624,468
                                                                                    ----------
GROSS PROFIT...................................................................        537,253
                                                                                    ----------
OPERATING EXPENSES
  Shipping expenses............................................................        116,894
  Selling expenses.............................................................        198,993
  Advertising and promotion....................................................          1,819
  General and administrative...................................................        234,594
  Interest and bank charges....................................................         57,377
                                                                                    ----------
                                                                                       609,677
                                                                                    ----------
REORGANIZATION ITEMS...........................................................          1,325
                                                                                    ----------
NET LOSS.......................................................................        (73,749)
                                                                                    ==========
LOSS PER SHARE OF COMMON STOCK.................................................    $     (0.02)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES.......................................      3,198,798

     The consolidated statement of operations for the three months ended July 31, 1995 is not presented as it relates to the predecessor company which presentation would not be meaningful due to the reorganization.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                  ADDITIONAL     RETAINED     TREASURY   STOCKHOLDERS'
                                        COMMON     PAID IN       EARNINGS      STOCK        EQUITY
                                         STOCK     CAPITAL      (DEFICIT)     AT COST      (DEFICIT)
                                        -------   ----------   ------------   --------   -------------
Balance -- May 1, 1993................  $17,444    $ 590,291   $  3,400,491   $(17,500)  $   3,990,726
Net Income............................                              244,308                    244,308
                                        -------     --------     ----------   ---------   ------------
Balance -- April 30, 1994.............   17,444      590,291      3,644,799    (17,500)      4,235,034
Net Loss..............................                          (11,227,335)               (11,227,335)
                                        -------     --------     ----------   ---------   ------------
Balance -- April 30, 1995.............   17,444      590,291     (7,582,536)   (17,500)     (6,992,301)
Net Income............................                            6,945,299                  6,945,299
                                        -------     --------     ----------   ---------   ------------
Balance -- April 30, 1996.............   17,444      590,291       (637,237)   (17,500)        (47,002)
Net Loss for Period Ended July 31,
  1996................................                              (73,749)                   (73,749)
                                        -------     --------     ----------   ---------   ------------
Balance -- July 31, 1996
  (Unaudited).........................   17,444      590,291       (710,986)   (17,500)       (120,751)
Eliminate predecessor equity accounts
  and to reflect new issuance of
  shares in connection with fresh
  start...............................   (1,450)    (586,956)       710,986     17,497         140,077
                                        -------     --------     ----------   ---------   ------------
                                         15,994        3,335             --         (3)         19,326
To reflect 1 for 5 reverse stock
  split...............................  (12,795)      12,795                                        --
                                        -------     --------     ----------   ---------   ------------
Balance -- July 31, 1996
  (Unaudited).........................    3,199       16,130             --         (3)         19,326
Net Income for Period Ended
  January 31, 1997....................                              157,052                    157,052
                                        -------     --------     ----------   ---------   ------------
Balance -- January 31, 1997
  (Unaudited).........................  $ 3,199    $  16,130   $    157,052   $     (3)  $     176,378
                                        =======     ========     ==========   =========   ============

     The par value of the common stock prior to July 31, 1996 was $.01 per share. The par value of the common stock from July 31, 1996 to January 31, 1997 was $.001 per share.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           REORGANIZED PREDECESSOR
                                            COMPANY      COMPANY
                                           ---------   -----------
                                                                               PREDECESSORY COMPANY
                                                   FOR THE           -----------------------------------------
                                              NINE MONTHS ENDED
                                                 JANUARY 31,               FOR THE YEARS ENDED APRIL 30,
                                           -----------------------   -----------------------------------------
                                             1997         1996           1996           1995          1994
                                           ---------   -----------   ------------   ------------   -----------
                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss)......................  $  83,303   $(7,681,518)  $  6,945,299   $(11,227,335)  $   244,308
  Adjustments to reconcile net income
     (loss) to net cash provided (used)
     by operating activities:
     Depreciation........................     78,573       181,186        220,400        268,148       260,677
     Amortization of deferred interest
       under capital leases..............         --            --             --         17,979        18,509
     Amortization of reorganization
       value.............................      2,822            --             --             --            --
     Reserve for bad debts...............         --            --        167,000             --            --
     Loss on disposal of property and
       equipment.........................         --        71,030         71,030             --            --
     Deferred income taxes...............         --            --             --        313,039        18,418
     Income on partial discharge of
       capital lease obligations.........         --       (77,403)       (77,403)            --            --
     Reorganization item:
       Gain on discharge of debt.........         --            --    (16,692,193)            --            --
       Changes in stockholders' equity...     15,920            --             --             --            --
     Changes in operating assets and
       liabilities:
       (Increase) Decrease in operating
          assets:
          Accounts receivable and due
            from suppliers...............   (657,881)   (1,644,403)       220,882      6,843,636    (3,351,168)
          Inventory......................   (236,122)    1,385,422      1,065,821      3,260,017      (379,281)
          Prepaid expenses...............    (52,777)       15,074        168,856       (183,186)      400,241
          Miscellaneous receivables......    131,782        24,201       (108,179)        51,352       (71,749)
          Prepaid income taxes...........    168,103            --             --       (291,146)      346,140
          Security deposits..............         --        86,858         86,858         (3,537)          (13)
     Increase (Decrease) in operating
       liabilities:
       Prepetition liabilities...........         --            --      8,614,728             --            --
       Accounts payable and accrued
          expenses.......................    379,815     6,284,530     (1,828,715)     1,951,001     1,167,239
       Income taxes payable..............         --            --             --       (200,770)      200,770
                                           ---------   -----------   ------------   ------------   -----------
     Net Cash Provided (Used) by
       Operating Activities..............    (86,462)   (1,355,023)    (1,145,616)       799,198    (1,145,909)
                                           ---------   -----------   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.....         --       (37,272)       (47,933)      (143,995)      (93,993)
                                           ---------   -----------   ------------   ------------   -----------
     Net Cash Used by Investing
       Activities........................  $      --   $   (37,272)  $    (47,933)  $   (143,995)  $   (93,993)
                                           ---------   -----------   ------------   ------------   -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                               REORGANIZED     PREDECESSOR
                                 COMPANY         COMPANY
                               -----------     -----------
                                                                        PREDECESSOR COMPANY
                                         FOR THE             -----------------------------------------
                                    NINE MONTHS ENDED
                                       JANUARY 31,                 FOR THE YEARS ENDED APRIL 30,
                               ---------------------------   -----------------------------------------
                                  1997            1996          1996           1995           1994
                               -----------     -----------   -----------   ------------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Proceeds from notes
     payable..................  $      --      $ 3,393,628   $ 3,393,628   $ 24,250,741   $ 10,136,006
  Repayment of notes
     payable..................         --               --            --    (26,460,130)    (6,311,012)
  Proceeds from loans
     payable..................         --               --       557,000             --             --
  Proceeds from bankers
     acceptances..............         --        1,118,516     1,118,556      9,321,558      8,853,407
  Repayment of bankers
     acceptances..............         --       (4,127,139)   (4,127,139)    (7,876,394)   (11,068,227)
  Repayment of officer's loans
     payable..................                     (32,196)           --         (2,373)        (8,600)
  Repayment of capital lease
     obligations..............    (42,702)         (46,504)      (64,552)      (109,308)       (87,830)
  Increase in insurance note
     payable..................      7,788           26,124            --             --             --
  Increase in note payable to
     related party............    116,549          743,298            --             --             --
                                ---------      -----------   -----------   ------------   ------------
     Net Cash Provided (Used)
       by Financing
       Activities.............      81,635        1,075,727       877,493       (875,906)     1,513,744
                                ---------      -----------   -----------   ------------   ------------
Net Increase (Decrease) in
  Cash and Cash Equivalents...     (4,827)        (316,568)     (316,056)      (220,703)       273,842
Cash and Cash Equivalents,
  beginning of period.........     26,515          342,571       342,571        563,274        289,432
                                ---------      -----------   -----------   ------------   ------------
Cash and Cash Equivalents, end
  of period...................  $  21,688      $    26,003   $    26,515   $    342,571   $    563,274
                                =========      ===========   ===========   ============   ============
  SUPPLEMENTAL CASH FLOW
  INFORMATION
Cash paid during the periods
  for:
  Interest....................  $      --      $   203,964   $   203,964   $  1,196,322   $    807,131
  Income tax..................  $      --      $        --   $        --   $    116,319   $      7,120

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     During the years ended April 30, 1995 and 1994 the Company incurred capital lease obligations of $143,855 and $177,696, respectively, in connection with lease agreements to acquire equipment.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  REORGANIZED
                                                                                    COMPANY
                                                                                  ------------
                                                                                    FOR THE
                                                                                  THREE MONTHS
                                                                                     ENDED
                                                                                    JULY 31,
                                                                                      1996
                                                                                  ------------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss......................................................................   $  (73,749)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation...............................................................       26,192
     Reorganization item:
       Changes in stockholders' equity..........................................       15,920
     Changes in operating assets and liabilities:
       (Increase) Decrease in operating assets:
          Accounts receivable and due from suppliers............................     (376,005)
          Inventory.............................................................      473,944
          Prepaid expenses......................................................     (100,595)
          Miscellaneous receivables.............................................            2
          Prepaid income taxes..................................................         (813)
     Decrease in operating liabilities:
       Accounts payable and accrued expenses....................................      (66,338)
                                                                                    ---------
     Net cash used by operating activities......................................     (101,442)
                                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of capital lease obligations........................................      (18,811)
  Increase in insurance note payable............................................       62,020
  Increase in note payable to related party.....................................       36,669
                                                                                    ---------
          Net cash provided by financing activities.............................       79,878
                                                                                    ---------
Net decrease in cash and cash equivalents.......................................      (21,564)
Cash and cash equivalents, beginning of period..................................       26,515
                                                                                    ---------
Cash and cash equivalents, end of period........................................   $    4,951
                                                                                    =========

     The consolidated statement of cash flows for the three months ended July 31, 1995 is not presented as it relates to the predecessor company which presentation would not be meaningful due to the reorganization.

  The accompanying notes are an integral part of these consolidated financial statements.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (INFORMATION AS OF AND FOR THE PERIODS ENDED JANUARY 31, 1997 AND 1996 ARE
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. The Company

     Dynamic International, Ltd. (the "Company") is engaged in the sale and distribution of a diverse line of hand exercise and light exercise equipment, sports bags/luggage and gift products which are distributed nationwide.

  b. Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned inactive subsidiary. All significant intercompany accounts and transactions have been eliminated.

  c. Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  d. Inventories

     Inventories consist principally of finished goods and are stated at the lower of cost (last-in, first-out method) or market.

  e. Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is provided generally by accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income. Estimated useful lives used in calculating depreciation are as follows:

                Tools and dies.................................  5 years
                Furniture and equipment........................  5 to 7 years
                Leasehold improvements.........................  Life of lease
                Patents and trademarks.........................  2 years

  f. Earnings Per Share

     Earnings (loss) per share are based on the weighted average number of shares outstanding, as adjusted for the 1 for 5 reverse split. Amounts for the predecessor company (see Note 11) are not presented as they are not meaningful.

  g. Reclassification

     Certain 1994 account balances have been reclassified to conform to the 1995 presentation.

  h. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

2.  INVENTORIES

     If the first-in, first-out (FIFO) method of accounting had been used by the Company, reported net income would have been increased by $263,000 in fiscal 1996. The net loss would have been increased by $246,000 in fiscal 1995 and the net income would have been decreased by $40,000 in fiscal 1994. On a FIFO basis, reported year end inventories would have increased by $318,180 in 1996, $55,000 in 1995 and $428,000 in 1994.

3.  CREDIT FACILITIES

     Notes payable, bank, trade and bankers acceptances payable consist of the following:

                                                                   APRIL 30,
                                                                      1995
                                                                   ----------
                Notes payable, bank..............................  $  766,684
                Notes payable, bank..............................   1,107,197
                Bankers' acceptances payable.....................   6,317,901
                                                                   ----------
                                                                   $8,191,782
                                                                   ==========

     The weighted average interest rate at April 30, 1995 was 9%.

     On April 29, 1994, the Company restructured its then existing credit facility with a bank, providing for maximum borrowings of $7,500,000 in the form of notes payable, letters of credit and bankers' acceptances, expiring on September 30, 1994.

     The agreement with the bank was extended on a month to month basis until such time as a new agreement was signed. Advances were made on a revolving basis based on a percentage of eligible accounts receivable and inventory, as defined. Interest was charged at the bank's "base" rate plus 1.25% on notes payable, the bank's prevailing discount rate plus 2.5% on time letters of credit and the bank's prevailing discount rate plus 2% on bankers' acceptances. The base rate and discount rate were 9.00% and 6.85%, respectively, at April 30, 1995. The agreement also provided for a security interest in all of the assets of the Company, the personal guarantee of the Company's president and major shareholder in the amount of $250,000, the assignment of an existing life insurance policy to the bank in the name of the president and major shareholder in the amount of $2,000,000, the maintenance of certificates of deposit in an amount not less than $350,000 and the maintenance of compensating balances equal to 6% of the average monthly outstanding balance of notes payable and bankers' acceptances. The terms of the agreement also provided for certain restrictive covenants with respect to borrowing limitations, maintenance of tangible net worth and working capital, debt to tangible net worth and inventory ratios.

     At April 30, 1995, the Company was not in compliance with certain of the financial covenants which enabled the bank to declare the outstanding balances of all amounts due the bank to be immediately due and payable.

     The Company was contingently liable under outstanding letters of credit in the amount of approximately $242,000 at April 30, 1995.

     The Company was also party to various credit arrangements with certain of the suppliers in the form of letter of credit and draft acceptance agreements for the purchase of inventory. The agreements are generally for periods of 90 to 120 days, are unsecured, and bear interest at rates ranging from 5% to 13.5%.

     In July, 1995 the lender bank effectively terminated its relationship with the Company as it experienced difficulty in complying with the terms of the loans. As a result, certain collateral was liquidated by the lender

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY bank. On August 22, 1995, the lender bank sold and assigned the loan balance of $6.8 million. The assigned loan was secured by a security interest in substantially all of the Company's assets.

     Pursuant to the reorganization as discussed in Note 11, the assignor was issued 14,880,000 shares of new common stock in consideration of forgiving the $6.8 million outstanding loan.

4.  INCOME TAXES

     The provision (benefit) for income taxes for the years ended April 30 are as follows:

                                                             1996           1995          1994
                                                          -----------     ---------     --------
CURRENT:
  Federal...............................................  $        --     $(401,529)    $215,513
  State and local.......................................           --         5,386       29,284
                                                          -----------     ---------     --------
                                                                   --      (396,143)     244,797
                                                          -----------     ---------     --------
DEFERRED:
  Federal...............................................   (5,675,000)      313,039      (68,549)
  State and local.......................................   (1,836,000)        1,014       (4,187)
                                                          -----------     ---------     --------
                                                           (7,511,000)      314,053      (72,736)
                                                          -----------     ---------     --------
                                                          $(7,511,000)    $ (82,090)    $172,061
                                                          ===========     =========     ========

     The deferred income tax assets and liabilities at April 30 consist of the following:

                                                                       1996            1995
                                                                    -----------     -----------
DEFERRED TAX ASSETS:
  Bad debt reserves...............................................  $    75,000     $       -0-
  Difference in book and tax treatment for advertising costs......       16,000          59,000
  Net operating loss carryforwards................................    8,783,000       2,448,000
  Other deferred tax assets.......................................       50,000             -0-
                                                                     ----------     -----------
          Total Deferred Tax Assets...............................    8,924,000       2,507,000
                                                                     ----------     -----------
DEFERRED TAX LIABILITY (ALLOCATED TO EXTRAORDINARY GAIN):
  Gain on discharge of prepetition liabilities....................    7,511,000             -0-
                                                                     ----------     -----------
                                                                      7,511,000             -0-
                                                                     ----------     -----------
  Valuation allowance for deferred tax assets.....................   (1,413,000)     (2,507,000)
                                                                     ----------     -----------
                                                                    $       -0-     $       -0-
                                                                     ==========     ===========

     The reconciliation of the federal statutory income tax to the Company's effective income tax for the years ended April 30 is as follows:

                                                                     1995           1994
                                                                  -----------     --------
    U.S. federal income taxes at statutory rate.................  $(3,845,205)    $141,565
    Losses for which no benefit was provided....................      982,371          -0-
    Change in valuation allowance...............................    2,506,820          -0-
    Reversal of previously established tax asset................      313,039          -0-
    Tax effect of permanent differences.........................       17,035        9,537
    Other.......................................................      (56,150)      20,959
                                                                  -----------     --------
                                                                  $   (82,090)    $172,061
                                                                  ===========     ========

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

     The Company had a net operating loss for the year ended April 30, 1995 of approximately $8,400,000 of which $1,200,000 was carried back to prior years. The Company has filed prior year amended returns to claim the net operating loss carryback which results in refundable income taxes of approximately $287,000.

     At April 30, 1996, the net operating loss carryforward totaled approximately $19,500,000 of which approximately $16,700,000 will be utilized by the Company in its final tax return for the period May 1, 1996 to August 8, 1996 (see Note 11 re: merger into Dynamic International, Ltd.). Based on ownership changes resulting from the reorganization (see Note 11), the balance of the net operating loss carryforward is expected to be limited by the current provisions of Section 382 of the Internal Revenue Code.

5.  COMMITMENTS AND CONTINGENCIES

  a. Capital Leases

     The Company is the lessee of equipment under capital leases expiring in various years through 1998.

     In September 1995, the lessor of the Company's capital leases agreed to forgive the balance of the unpaid lease payments through September 1995 and to accept 60% of the remaining balance of the lease payments. As a result, the Company recognized $77,403 of income on the adjustment of the lease term. Such income is included in other income.

     Minimum future lease payments due under the revised capital leases in the aggregate are as follows:

                              YEAR ENDING APRIL 30,
                --------------------------------------------------
                     1997.........................................  $ 54,943
                     1998.........................................    28,654
                                                                    --------
                                                                    $ 83,597
                Less: interest portion............................   (10,901)
                                                                    --------
                                                                    $ 72,696
                                                                    ========

  b. Operating Leases

     Prior to August, 1995 the Company occupied space for its sales, executive offices, assembly and storage facilities under long term operating leases expiring August 1998. The leases provided for additional payments for insurance, taxes and other charges related to the premises. As part of the bankruptcy proceeding, the Company was discharged of the obligations of the leases. In October 1995 the Company relocated its premises, where the Company is charged warehousing fees and administration fees based on sales volume (see Note 6).

     Rent expense for the years ended April 30, 1996, 1995, and 1994 was $341,427, $583,596, and $435,209, respectively.

  c. Royalty Obligations

     The Company has entered into various royalty, licensing, and commission agreements for products sold by the Company. These agreements provide for minimum payments and a percentage of specific product sales, over a period of one to eight years. Royalty expense for the years ended April 30, 1996, 1995, and 1994 was approximately $275,000, $779,000, and $524,000, respectively.

  d. Defined Benefit Pension Plan

     On September 26, 1996, the Defined Benefit Employees Retirement Plan was terminated under a distress termination approved by the United States Bankruptcy Court. The defined benefit pension obligation prior to

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY the termination was $860,945. As part of the bankruptcy proceeding, the obligation was settled for $38,743 resulting in a gain of $822,202 which is reflected in the extraordinary gain on discharge of prepetition liabilities.

  e. 401(k) Plan

     On January 1, 1990, the Company adopted a 401(k) plan. The plan covers all eligible employees. Eligible employees may contribute from 1% to 15% of their salaries subject to the statutory maximum of $9,240 for the 1995 and 1994 calendar years. The plan also provided matching contributions by the Company of 25% of the employees' contributions to a maximum contribution of 1% of the employees' salaries. On May 31, 1996, the plan's summary plan description was modified to make matching contributions discretionary. No matching contributions will be made by the Company for the 1996 calendar year.

     The 401(K) expense amounted to $2,600, $9,460 and $6,260 for the years ended April 30, 1996, 1995 and 1994, respectively.

  f. Union Pension Plan

     Certain union employees participate in a multiemployer retirement plan sponsored by their union. The Company is required to pay seven cents ($.07) per hour per employee to the plan. Pension expense for the union employees for the years ended April 30, 1996, 1995, and 1994 was $3,745, $1,680, and $3,957,
respectively. The data available from administrators of the multiemployer plan is not sufficient to determine the accumulated benefit obligation, nor the net assets attributable to the multiemployer plan in which Company employees participate. As of October 1995, the Company no longer has any union employees.

  g. Litigation

     In the normal course of its operations, the Company has been named as a defendant in several product liability lawsuits that in the opinion of management are not material and are substantially covered by the Company's product liability insurance.

6.  RELATED PARTY TRANSACTIONS

     The Company has an agreement with an entity ("Related Party") owned by a major shareholder whereby the entity agreed to provide warehousing and general administrative services to the Company. The agreement is for a period of two years with automatic year to year renewals.

     The monthly fee for the warehousing services is 3% of monthly sales. The fee for general administrative services is payable monthly and is based on annual sales in percentages ranging from 3% to 4% of invoiced sales. Total warehousing and administrative expenses charged to operations for the year ended April 30, 1996 were approximately $164,000.

     The Related Party also purchases inventory for the Company and charges the Company for the invoiced amount of the inventory.

     Interest is chargeable at an annual rate of prime plus 3% of the balance owing on inventory purchases, warehousing fees, and general administrative fees and is payable monthly. Total interest charged on such balances was $115,004 for fiscal 1996.

     At April 30, 1996, the balance owed to the Related Party was $2,129,893 and is included in accounts payable and accrued expenses.

     The Company also has loans outstanding with the Related Party totaling $557,000 at April 30, 1996. The loan is secured by all of the Company's assets. Interest at Citibank prime rate plus three percent is payable

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY monthly. The prime rate used in fiscal 1996 was 8.5 percent. Interest charged to operations for the year ended April 30, 1996 was $19,924.

7.  MAJOR CUSTOMERS

     During the year ended April 30, 1996, sales to three major customers were approximately 19%, 18%, and 14% ($1,359,000, $1,287,000, and $1,001,000,
respectively) of the Company's net sales. During the year ended April 30, 1995, sales to two major customers were approximately 26% and 14% ($8,459,000 and $4,555,000, respectively) of the Company's net sales. During the year ended April 30, 1994, sales to three major customers were 16%, 16% and 10% ($4,720,000, $4,719,000 and $2,950,000, respectively) of the Company's net sales. The Company sells a limited amount to foreign customers. There were no material receivables subject to foreign currency fluctuations.

8.  CREDIT RISK/FINANCIAL INSTRUMENTS

     Due to the nature of its business and the volume of sales activity, the Company's cash balance occasionally exceeds the $100,000 protection of FDIC insurance. At April 30, 1996 and 1995, such excess balances totaled approximately $207,000 and $398,000, respectively.

     The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company provides credit to customers under standard terms without requiring collateral.

     The carrying amounts of short-term debt reported in the balance sheets approximate fair value. The fair value of the Company's long-term debt (including the current portion) also approximates its carrying amount in the balance sheets based on the rates currently available to the Company for similar debt with similar terms.

9.  AUTHORITATIVE PRONOUNCEMENTS

     a. The Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", in March of 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company adopted SFAS 121 on May 1, 1996. In light of the reorganization as discussed in Note 11, the Company expects to recover the carrying amount of its long-lived assets and adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial statements.

     b. The FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" in June of 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 is effective for financial statements issued for fiscal years occurring after December 31, 1996 and is to be applied prospectively. SFAS No. 125 is not expected to have an impact on the Company.

     c. The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997.

     SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

     SFAS No. 128 simplifies the earnings per share (EPS) calculations required by Accounting Principles Board (APB) Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The Company expects that adoption of SFAS No. 128 will not have a material impact on the financial statements.

10.  SIGNIFICANT RISKS AND UNCERTAINTIES

     a. The Company's exercise products compete with products marketed and sold by a number of companies. The Company's main competitors in this area possess far greater financial and other resources, including sales forces, than the Company. However, the Company believes that as a result of its ability to use trademark names for which it pays royalties, it will be able to retain its share of the market. Nevertheless, there can be no assurance that the Company will be able to effectively compete with these companies as well as with other smaller entities.

     The Company's luggage products compete with products designed by a number of the largest companies in the industry. The Company believes that because of its concentration on the upscale lifestyle and more specialized leisure market that are associated with its use of trademark names, the Company will be able to continue to grow its luggage business. Nevertheless, there can be no assurance that the Company will be able to effectively compete with these companies as well as with other smaller entities.

     b. Most of the Company's exercise products are purchased from Philippines, Korea, and Taiwan. The Company believes that, if necessary, it will be able to obtain its products from firms located in other countries at little, if any, additional expense. As a consequence, the Company believes that an interruption in deliveries by a manufacturer located in a particular country will not have a material adverse impact on the business of the Company. Nevertheless, because of political instability in a number of the supply countries, occasional import quotas and other restrictions on trade or otherwise, there can be no assurance that the Company will at all times have access to a sufficient supply of merchandise.

11.  REORGANIZATION AND MANAGEMENT PLAN

     In 1994, the Company added a new line of products consisting primarily of treadmills and ski machines. Initially, the Company was successful in marketing these products. However, due to defective products delivered by the Company's manufacturers, primarily located in the People's Republic of China, the Company was forced to allow substantial returns by its customers. Although, pursuant to a written agreement, the manufacturers acknowledged the defects and agreed to pay for returns and to provide replacement goods at no cost, they breached this agreement soon thereafter. For the year ended April 30, 1996, the Company suffered significant losses in the amount of approximately $3,700,000 from its venture into this line of business.

     On August 23, 1995 the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. A Plan of reorganization was filed by the Company on October 30, 1995 and subsequently amended and modified on February 22, 1996. On April 5, 1996, the creditors voted to accept the amended and modified plan (the "Plan") and on May 23, 1996, the court confirmed the Plan. The Plan was substantially consummated in August, 1996. For accounting purposes, the Company assumed that the plan was consummated on July 31, 1996.

     As contemplated by the Plan, a new company, Dynamic International, Ltd. was formed on July 29, 1996. On August 8, 1996, the Company merged into Dynamic International, Ltd. The capital structure and the

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY balance sheet of the combined entity immediately after the merger were substantially the same as those of the Company prior to the merger. The "new common stock" as referred to below is the common stock of Dynamic International, Ltd.

     Chapter 11 claims filed against the Company and subsequently allowed in the bankruptcy proceeding totaled approximately $17.2 million. The Plan discharged such claims through distributions of cash of approximately $515,000 and issuance of shares of new common stock. The cash distributions were paid in August 1996. A total of 15,993,991 shares of new common stock were issued on July 25, 1996 out of which 14,880,000 shares were issued to one secured creditor (see Note 3), 800,000 shares were issued to unsecured creditors, and 313,991 shares were issued to the reconfirmation common stock equity interest holders.

     The discharge of claims has been reflected in the April 30, 1996 financial statements. The stock distribution value is based on the reorganization value of the Company determined by projecting cash flows over an eleven year period and discounting such cash flows at a cost of capital rate of 11.5%. Cash distributions and the estimated stock distribution value totaling $531,561 has been recorded as other liabilities as of April 30, 1996. The gain of approximately $16.7 million resulting from the excess of the allowed claims over the total value of the cash and the common stock distributed to the secured and unsecured creditors has been recorded as an extraordinary gain for the year ended April 30, 1996.

     The eleven year cash flow projection was based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company, including, but not limited to those with respect to the future courses of the Company's business activity. Accordingly, there will usually be differences between projections and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

     As part of the reorganization, the Company will continue to sell hand exercise, light exercise equipment and luggage and sports bags, all of which have a proven market acceptance. Management believes it can increase revenues by increasing its focus on direct response marketing. Therefore, it intends to develop plans to use infomercials to market these products. Management believes these increased marketing efforts, adequate financing through its related entity, Achim Importing, discontinuance of the unprofitable products, and sustainable gross profit percentages, can be effectively implemented within the next twelve months.

     The Company adopted "fresh-start reporting" in accordance with Statement of Position ("SOP") 90-7 issued by the American Institute of Certified Public Accountants on July 31, 1996. SOP 90-7 calls for the adoption of "fresh-start reporting" if the reorganization value of the emerging entity immediately before the date of confirmation is less that the total of all postpetitition and allowed claims, and if holders of existing voting shares immediately before confirmation receive less that 50 percent of the voting shares of the emerging entity, both conditions of which were satisfied by the Company.

     Under fresh-start accounting, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at date of reorganization. In addition the accumulated deficit of the predecessor company at July 31, 1996 totaling $710,986 was eliminated, and at August 1, 1996 the reorganized company's financial statements reflected no beginning retained earnings or deficit. The reorganization value in excess of amounts allocable to identifiable assets is being amortized over an eleven year period on the straight line method. Amortization expense for the six months ended January 31, 1997 was $2,822.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

     The following is a proforma balance sheet of the reorganized Company based on the projected discounted cash flows as discussed above:




                                                                                           REORGANIZED
                                               BALANCE                                       COMPANY
                                                SHEET           STOCK         FRESH       -------------
                                            JULY 31, 1996     EXCHANGE        START       JULY 31, 1996
                                            -------------     ---------     ---------     -------------
                                             (UNAUDITED)
Current Assets:
  Cash....................................   $     4,951                                   $     4,951
  Accounts receivable, net................     1,412,931                                     1,412,931
  Inventory...............................     1,910,525                                     1,910,525
  Prepaid & refundable income taxes.......       291,959                                       291,959
  Other assets............................       328,029                                       328,029
                                              ----------                                    ----------
          Total Current Assets............     3,948,395                                     3,948,395
Fixed assets, net.........................       203,863                                       203,863
Other Assets..............................        56,848                                        56,848
Reorganization value in excess of amounts
  allocable to Identifiable assets........                                    124,154          124,154
                                              ----------                    ---------       ----------
          Total Assets....................   $ 4,209,106                    $ 124,154      $ 4,333,260
                                              ==========                    =========       ==========
Current liabilities:
  Loans Payable -- MG.....................       593,670                                       593,670
  Loans Payable -- Trade..................        62,020                                        62,020
  Accounts payable and accrued expenses...     3,604,440                                     3,604,440
  Capital Lease Obligations...............        32,226                                        32,226
  Other current liabilities...............        15,923        (15,923)                             0
                                              ----------      ---------     ---------       ----------
          Total Current Liabilities.......     4,308,279        (15,923)            0        4,292,356
                                              ----------      ---------     ---------       ----------
Other liabilities.........................        21,578                                        21,578
                                              ----------      ---------                     ----------
Common stock, par value...................        17,444        (17,444)                        15,994
                                                                 15,994
Additional paid in capital................       590,291       (590,291)     (586,832)           3,335
                                                                590,167
Accumulated deficit.......................      (710,986)                     710,986                0
                                              ----------      ---------     ---------       ----------
                                                (103,251)        (1,574)      124,154           19,329
Less: Treasury stock......................       (17,500)        17,497                             (3)
                                              ----------      ---------     ---------       ----------
          Total Equity....................      (120,751)        15,923       124,154           19,326
                                              ----------      ---------     ---------       ----------
Total Liabilities and Equity..............   $ 4,209,106      $       0     $ 124,154      $ 4,333,260
                                              ==========      =========     =========       ==========

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

12.  SUBSEQUENT EVENTS (UNAUDITED)

  a. Public Offering

     The Company is offering for public sale 1,200,000 units, each consisting of one share of common stock, one Class A Warrant and one Class B Warrant at $5.00 per unit. Although no assurance can be given that the sale will be successful, the Company intends to utilize the net proceeds of approximately $5,100,000 for the repayment of current debt, purchase of inventory, general corporate services, and working capital.

     Simultaneous with the public offering, the Company intends to declare a one for five reverse stock split. All share data for the reorganized company has been adjusted for the split.

  b. Note Payable

     On August 30, 1996, certain payables to a related party (see Note 6) plus accrued interest totaling $1,205,109 were formalized into a promissory note. Payments of principal and interest are to be made in 24 equal monthly installments beginning September 5, 1996. The interest rate is the Citibank Prime Rate plus one percent (approximately 9.25%). As of January 31, 1997, the Company was in default in the amount of $274,273 consisting of principal and interest. The note holder has agreed to defer the arrearage to June 1997, at which time the Company anticipates making the monthly payments when due.

  c. Earn Out Agreement

     In March 1997 the Company entered into an agreement with Marton Grossman, the Company's chairman and president which provides for the issuance to Mr. Grossman an aggregate 2,000,000 shares of common stock if the Company reaches certain earning criteria as follows:

                                                     EARNINGS BEFORE     SHARES TO
                            YEAR ENDING                INCOME TAX        BE ISSUED
                -----------------------------------  ---------------     ----------
                April 30, 1998.....................    $   500,000          400,000
                April 30, 1999.....................    $ 1,000,000          600,000
                April 30, 2000.....................    $ 1,500,000        1,000,000

     If the earning criteria is not met in any one of the above years but is cumulatively met in the subsequent year then the number of shares to be issued will be the cumulative number of shares at that year end.

     Issuance of the shares will result in compensation expense to the Company.

  d. Consulting Agreement

     The Company anticipates entering into a three year consulting agreement with the underwriter to provide financial consulting services for a fee of $20,000.

  e. Underwriter's Purchase Warrants

     As part of the consideration of its services in connection with the registration statement, the Company has agreed to issue to the underwriter, for nominal consideration, warrants to purchase up to 120,000 units at an exercise price of $8.25 per unit for a period of five years. The Class A Warrants and Class B Warrants underlying the units included in the underwriter's warrants will be exercisable at a price of $9.90 and $16.50 per share, respectively, or 165% of the then exercise price of the warrants offered to the public, for a period of five years commencing with the closing of the registration statement. The non-cash cost of such warrants representing a cost of raising capital will be recorded as a charge and credit to stockholders' equity when the warrants are issued.

                   DYNAMIC INTERNATIONAL, LTD. AND SUBSIDIARY

  f. Underwriter Option

     The Company has granted the underwriter an option exercisable for 45 days from the registration statement to purchase up to 180,000 units at the public offering price less the underwriting discounts.

13.  UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of January 31, 1997 and 1996, July 31, 1996,the nine months ended January 31, 1997 and 1996, and for the three months ended July 31, 1996 are unaudited; however in the opinion of management all adjustments necessary for a fair presentation of the financial statements for the interim periods have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

                          INDEPENDENT AUDITOR'S REPORT
                            ON SUPPLEMENTAL SCHEDULE


To the Board of Directors and Shareholders
Dynamic International, Ltd.

Our report on the consolidated financial statements of Dynamic International, Ltd. and its subsidiary as of April 30, 1996 and for the year then ended is included on page F-1 of this form 10-K. In connection with our audit of such financial statements, we have also audited the related accompanying financial statement Schedule II-Valuation and Qualifying Accounts for the year ended April 30, 1996.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



                                        Moore Stephens, P.C.
                                        Certified Public Accountants


New York, New York
August 30, 1996

             INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL SCHEDULE

Board of Directors
Dynamic Classics, Ltd.

     Our report on the consolidated financial statements of Dynamic Classics, Ltd. and Subsidiary as of April 30, 1995 and for each of the two fiscal years in the period ended April 30, 1995 is included on page F-2 of this form 10-K. In connection with our audits of such financial statements, we have also audited the related accompanying financial statement Schedule II -- Valuation and Qualifying Accounts for the years ended April 30, 1995 and 1994.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Hoberman, Miller & Co., P.C.

June 26, 1996

                     DYNAMIC CLASSICS, LTD. AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                           REORGANIZED  PREDECESSOR
                                           COMPANY      COMPANY
                                           --------     --------
                                                                         PREDECESSOR COMPANY
                                                  FOR THE          -------------------------------
                                             NINE MONTHS ENDED
                                                JANUARY 31,         FOR THE YEARS ENDED APRIL 30,
                                           ---------------------   -------------------------------
                                             1997         1996       1996       1995        1994
                                           --------     --------   --------   ---------   --------
                                                (UNAUDITED)
Allowance for doubtful accounts
  balance -- beginning...................  $167,000     $     --   $     --   $ 578,119   $417,760
Additions charged to income..............        --           --    167,000          --    156,665
Recovery of uncollectible
  accounts -- net........................        --           --         --          --      3,694
Writeoffs of uncollectible amounts.......        --           --         --    (578,119)        --
                                           --------     --------   --------   ---------   --------
Allowance for doubtful accounts
  balance -- ending......................  $167,000     $     --   $167,000   $      --   $578,119
                                           ========     ========   ========   =========   ========

                                                                     REORGANIZED
                                                                       COMPANY
                                                                     ------------
                                                                       FOR THE
                                                                        THREE
                                                                     MONTHS ENDED
                                                                       JULY 31,
                                                                         1996
                                                                     ------------
                                                                     (UNAUDITED)
            Allowance for doubtful accounts balance -- beginning...    $167,000
            Additions charged to income............................          --
            Recovery of uncollectible accounts -- net..............          --
            Writeoffs of uncollectible amounts.....................          --
                                                                       --------
            Allowance for doubtful accounts balance -- ending......    $167,000
                                                                       ========

===============================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                PAGE
                                                -----
Additional Information........................
Prospectus Summary............................
Risk Factors..................................
Management's Discussion and Analysis of
  Financial Conditions and Results of
  Operations..................................
Dilution......................................
Use of Proceeds...............................
Capitalization................................
Business......................................
Management....................................
Executive Compensation........................
Certain Relationships and Related
  Transactions................................
Disclosure of Commission Position on
  Indemnification For Securities Act
  Liability...................................
Security Ownership of Certain Beneficial
  Owners and Management.......................
Description of Securities.....................
Underwriting..................................
Legal Matters.................................
Experts.......................................
Index to Financial Statements.................    F-1

     UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===============================================================

======================================================

                                1,200,000 UNITS

                          DYNAMIC INTERNATIONAL, LTD.
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

    Securities and Exchange Commission Fee....................................  $ 10,000
    NASD Fee..................................................................  $  5,000
    NASDAQ Listing Fee........................................................  $ 10,000
    Accountants' Fees.........................................................  $ 50,000
    Legal Fees................................................................  $130,000
    Blue Sky Qualification, Fees and Expenses.................................  $ 35,000
    Company's Administrative Expenses.........................................  $ 20,000
    Printing and engraving....................................................  $ 30,000
    Miscellaneous.............................................................  $ 10,000
                                                                                --------
              TOTAL...........................................................  $300,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Registrant's Articles of Incorporation provide that no officer or director shall have any personal liability for damages as a result of breach of fiduciary duty as a director or officer, except (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of law. Article 10 of the Registrant's By-Laws provides that:

          "(a) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

          (b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

          (c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to then existing rules of the American Arbitration Association."

     Sections 78.751 and 78.752 of the Nevada Revised Statutes are set forth below:

        78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that he court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written quorum opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and director incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication established that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          (a) The creation of a trust fund.

          (b) The establishment of a program of self-insurance.

          (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

          (d) The establishment of a letter of credit, guaranty or surety.

          No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeal therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation of any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

          (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (b) The insurance or other financial arrangement:

             (1) Is not void or voidable; and

             (2) Does not subject any director approving it to personal liability for his action,

          even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In August and September 1996 Registrant issued an aggregate of approximately 16,000,000 shares of Common Stock (without giving effect to the Reverse Stock Split) to existing shareholders and to its creditors in settlement of claims under the Plan of Reorganization that was confirmed by the Bankruptcy Court in May 1996. The issuances were exempt from registration under Section 1145 of the Bankruptcy Code.

     Also during August and September 1996, Registrant, in connection with its merger with Dynamic Classics, Ltd., Registrant's predecessor corporation ("DCL"), issued shares of Common Stock in exchange for all issued and outstanding shares of DCL Common Stock. The capital structure and balance sheet of the combined entity were substantially identical to those of the DCL prior to the merger. As a result, the issuances pursuant to this exchange were exempt from registration under Rule 145 promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

              1    Form of Underwriting Agreement
           1.01    Form of Underwriter's Warrant Agreement(1)
           1.02    Form of Financial Advisory and Consulting Agreement(1)
           2.01    Agreement of Merger dated July 19, 1996 between the Company and Dynamic
                   Classics, Ltd.(2)
           2.02    Second Amended and Modified Plan of Reorganization dated February 22, 1996
                   (the "Plan")(3)
           2.03    Errata Sheet and Correction Statement with respect to the Plan dated May 7,
                   1996(3)
           2.04    Order Confirming the Plan dated May 23, 1996(3)
           3.01    Certificate of Incorporation(2)
           3.02    By-laws(2)
           4.01    Form of Warrant Agreement to be entered into between the Company and
                   American Stock Transfer & Trust Company(1)
           4.02    Form of Common Stock Certificate(2)
           4.03    Form of Warrant Certificate(1)
              5    Legal Opinion of Heller, Horowitz & Feit, P.C.
          10.01    License Agreement with Spalding Sports Worldwide dated April 1, 1994(4)
          10.02    License Agreement dated January 8, 1993 with Chrysler Corporation (4)
          10.03    Endorsement Agreement dated December 22, 1994 with Kathy Ireland (5)*
          10.04    Warehousing and Service Agreement dated as of September 1, 1996 with Achim
                   Importing Inc.(5)
          10.05    License Agreement dated November 1, 1996 by and between New Century
                   Marketing & Distributors, Inc. and Dynamic Insulated Products, Inc.
          10.06    Bonus Agreement with Marton Grossman
          16.01    Letter from Hoberman Miller & Co. dated October 23, 1996 (6)
          23.01    Consent by Heller, Horowitz & Feit, P.C. (included in Exhibit 5)
          23.02    Consent by Moore Stephens, P.C.
          23.03    Consent by Hoberman, Goldstein and Lesser, Miller & Co., P.C.

---------------
(1) To be filed by amendment.

(2) Incorporated by reference to the Company's Form 8-B filed October 3, 1996.

(3) Incorporated by reference to the Company's Report on Form 8-K filed October 3, 1996.

(4) Incorporated by reference to the Annual Report on Form 10-K for 1994 for Dynamic Classics, Ltd. (File No. 0-8376).

(5) Incorporated by reference to the Current Report on Form 8-K/A dated October 23, 1996
(6) Incorporated by reference to the Current Report on Form 8-K/A dated October 23, 1996

* Subject to a request for confidential treatment by the Securities and Exchange Commission. Specific portions of the document for which confidential treatment has been requested have been blacked out. Such portions have been filed separately with the Commission pursuant to the application for confidential treatment.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in he maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For determining any liability under the Securities Act, the Company will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     The Company will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of New York State of New York on the 17th day of April, 1997.

                                          DYNAMIC INTERNATIONAL, LTD.

                                          By: /s/  Marton Grossman
                                          --------------------------------------
                                            Marton Grossman, Chairman
                                            and President

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  --------------------------------  ---------------


            /s/  Marton Grossman                     Chairman and President      April 17, 1997
---------------------------------------------
               Marton Grossman

            /s/  Isaac Grossman                            Director              April 17, 1997
---------------------------------------------
               Isaac Grossman

            /s/ William P. Dolan                        Vice President
---------------------------------------------   Chief Financial and Accounting   April 17, 1997
              William P. Dolan                             Officer

                                 EXHIBIT INDEX


                                                                                                 SEQUENTIALLY
         EXHIBIT                                                                                   NUMBERED
           NO.                           DESCRIPTION                                                 PAGE
              1    Form of Underwriting Agreement
           1.01    Form of Underwriter's Warrant Agreement(1)
           1.02    Form of Financial Advisory and Consulting Agreement(1)
           2.01    Agreement of Merger dated July 19, 1996 between the Company and Dynamic
                   Classics, Ltd.(2)
           2.02    Second Amended and Modified Plan of Reorganization dated February 22, 1996
                   (the "Plan")(3)
           2.03    Errata Sheet and Correction Statement with respect to the Plan dated May 7,
                   1996(3)
           2.04    Order Confirming the Plan dated May 23, 1996(3)
           3.01    Certificate of Incorporation(2)
           3.02    By-laws(2)
           4.01    Form of Warrant Agreement to be entered into between the Company and
                   American Stock Transfer & Trust Company(1)
           4.02    Form of Common Stock Certificate(2)
           4.03    Form of Warrant Certificate(1)
              5    Legal Opinion of Heller, Horowitz & Feit, P.C.
          10.01    License Agreement with Spalding Sports Worldwide dated April 1, 1994(4)
          10.02    License Agreement dated January 8, 1993 with Chrysler Corporation (4)
          10.03    Endorsement Agreement dated December 22, 1994 with Kathy Ireland (5)*
          10.04    Warehousing and Service Agreement dated as of September 1, 1996 with Achim
                   Importing Inc.(5)
          10.05    License Agreement dated November 1, 1996 by and between New Century
                   Marketing & Distributors, Inc. and Dynamic Insulated Products, Inc.
          10.06    Bonus Agreement with Marton Grossman
          16.01    Letter from Hoberman Miller & Co. dated October 23, 1996 (6)
          23.01    Consent by Heller, Horowitz & Feit, P.C. (included in Exhibit 5)
          23.02    Consent by Moore Stephens, P.C.
          23.03    Consent by Hoberman, Goldstein and Lesser, Miller, P.C.

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(1) To be filed by amendment.

(2) Incorporated by reference to the Company's Form 8-B filed October 3, 1996.

(3) Incorporated by reference to the Company's Report on Form 8-K filed October 3, 1996.

(4) Incorporated by reference to the Annual Report on Form 10-K for 1994 for Dynamic Classics, Ltd. (File No. 0-8376).

(5) Incorporated by reference to the Annual Report on Form 10-K for 1996.

(6) Incorporated by reference to the Current Report on Form 8-K/A dated October 23, 1996

* Subject to a request for confidential treatment by the Securities and Exchange Commission. Specific portions of the document for which confidential treatment has been requested have been blacked out. Such portions have been filed separately with the Commission pursuant to the application for confidential treatment.